As filed with the Securities and Exchange Commission on June 22, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RAMBUS INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3112828
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4440 El Camino Real
Los Altos, California 94022
(650) 947-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas R. Lavelle
Senior Vice President and General Counsel
Rambus Inc.
4440 El Camino Real
Los Altos, California 94022
(650) 947-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Aaron J. Alter Julia Reigel Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Alan F. Denenberg Mischa Travers Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2111

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If the Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)(2)	per Unit(1)(2)	Offering Price(1)(2)	Fee(3)
Common Stock, $0.001 par value per share, (including the associated rights to purchase shares of Series E preferred stock)(4)(5)	—	—	—
Convertible Debt Securities	—	—	—
Total	—	—	—

(1)	An indeterminate number of or aggregate principal amount of the securities of each identified class is being registered as may at various times be issued at indeterminate prices.

(2)	Not applicable pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933.

(3)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of all of the registration fee. Any registration fees will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).

(4)	In addition to any securities the offer and sale of which may be registered hereunder, we are also registering the offer and sale of an indeterminate number of shares of common stock as may be issued upon conversion of the securities issued directly hereunder. No separate consideration will be received for any shares of common stock so issued upon conversion.

(5)	This registration statement also relates to rights to purchase shares of Rambus Inc.’s Series E preferred stock which are initially attached to and trade together with the common stock. The value attributable to the rights, if any, is reflected in the market price of the common stock.

This prospectus relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION — PRELIMINARY PROSPECTUS, DATED JUNE 22, 2009

$150,000,000

     % Convertible Senior Notes due 2014

Rambus Inc. is offering $150,000,000 of its     % Convertible Senior Notes due 2014 (the “notes”). We will pay interest on the notes semi-annually, in arrears, on each June 15 and December 15, beginning on December 15, 2009, to the holders of record at the close of business on the immediately preceding June 1 and December 1, respectively. The notes mature on June 15, 2014.

Holders may convert their notes at their option at any time prior to March 15, 2014 only under the following circumstances: (1) during any calendar quarter beginning after the calendar quarter ending September 30, 2009, and only during such calendar quarter, if the closing sale price of our common stock for 20 or more trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter; (2) during the five business day period after any 10 consecutive trading day period in which the trading price per $1,000 principal amount of notes for each trading day of such 10 consecutive trading day period was less than 98% of the product of the closing sale price of our common stock for such trading day and the applicable conversion rate; (3) upon the occurrence of specified distributions to holders of our common stock; (4) upon a fundamental change; or (5) if we call any or all of the notes for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date. On and after March 15, 2014, holders may convert their notes at any time until the close of business on the third business day prior to the maturity date, regardless of the foregoing circumstances.

Upon conversion of the notes, we will pay (1) cash equal to the lesser of the aggregate principal amount and the conversion value of the notes and (2) shares of our common stock for the remainder, if any, of our conversion obligation, in each case based on a daily conversion value calculated on a proportionate basis for each trading day in the 20 trading day conversion reference period.

We may not redeem any of the notes at our option prior to June 15, 2012. At any time on or after June 15, 2012, we will have the right, at our option, to redeem the notes in whole or in part for cash in an amount equal to 100% of the principal amount of the notes to be redeemed, together with accrued and unpaid interest, if any, if the closing sale price of our common stock for at least 20 of the 30 consecutive trading days immediately prior to any date we give a notice of redemption is greater than 130% of the conversion price on the date of such notice.

Upon the occurrence of a fundamental change, holders may require us to repurchase some or all of their notes for cash at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any. In addition, upon the occurrence of certain fundamental changes, we may be required to increase the conversion rate for any notes converted in connection with such fundamental changes by a specified number of shares of our common stock.

The notes will be our general unsecured obligations, ranking equally in right of payment to all of our existing and future senior indebtedness and senior in right of payment to any of our future indebtedness that is expressly subordinated to the notes. Our obligations under the notes will not be guaranteed by any of our subsidiaries, will be effectively subordinated in right of payment to any of our future secured indebtedness to the extent of the collateral securing such obligations and will be structurally subordinated in right of payment to all existing and future obligations of our subsidiaries, including trade credit.

The notes are a new issue of securities for which there currently is no market. Our common stock is listed on the NASDAQ Global Select Market under the symbol “RMBS.” The last reported sale price of our common stock on the NASDAQ Global Select Market on June 19, 2009 was $18.70 per share.

The underwriters have the option to purchase, within 12 days from the date of the original issuance of the notes, up to an additional $22,500,000 aggregate principal amount of the notes solely to cover over-allotments, if any, on the terms described herein.

Investing in the notes involves risks. See “Risk Factors” beginning on page 21.

		Underwriting	Proceeds to
	Price to	Discounts and	Rambus (Before
	Public(1)	Commissions	Expenses)

Per Note	%	%	%
Total	$	$	$

(1)	Plus accrued interest, if any, from June , 2009.

Delivery of the notes in book-entry form will be made only through The Depository Trust Company (“DTC”) on or about June   , 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	J.P. Morgan

The date of this prospectus is June   , 2009.

PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any related free writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in each of this prospectus, the documents incorporated by reference in this prospectus and any related free writing prospectus is accurate as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. To the extent that information in this prospectus or any related free writing prospectus is inconsistent with the information incorporated by reference in this prospectus, the information in such document incorporated by reference is superseded by the information in such document. You should read this prospectus, the documents incorporated by reference in this prospectus and any related free writing prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus entitled “Where You Can Find More Information.”

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SUMMARY

The following information should be read together with the information contained or incorporated by reference in other parts of this prospectus. This summary highlights selected information contained elsewhere in this prospectus or the documents incorporated by reference herein. Because the following is only a summary, it does not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus, including the section captioned “Risk Factors” included in this prospectus and the financial statements and other information incorporated by reference in this prospectus, before making an investment decision. Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Rambus,” “we,” “us” and “our” or similar terms are to Rambus Inc. and its subsidiaries.

Rambus Inc.

We design, develop and license chip interface technologies and architectures that are foundational to nearly all digital electronics products. Our chip interface technologies are designed to improve the performance, power efficiency, time-to-market and cost-effectiveness of our customers’ semiconductor and system products for computing, gaming and graphics, consumer electronics and mobile applications.

As of March 31, 2009, our chip interface technologies were covered by more than 790 U.S. and foreign patents. Additionally, we had approximately 550 patent applications pending as of March 31, 2009. These patents and patent applications cover important inventions in memory and logic chip interfaces, in addition to other technologies. We believe that our chip interface technologies provide our customers a means to achieve higher performance, improved power efficiency, lower risk, and greater cost-effectiveness in their semiconductor and system products.

Our primary method of providing interface technologies to our customers is through our patented innovations. We license our broad portfolio of patented inventions to semiconductor and system companies which use these inventions in the development and manufacture of their own products. Such licensing agreements may cover the license of part, or all, of our patent portfolio. Patent license agreements are generally royalty bearing.

We also develop a range of solutions including “leadership” (which are Rambus-proprietary interfaces or architectures widely licensed to our customers) and industry-standard chip interfaces that we provide to our customers under license for incorporation into their semiconductor and system products. Due to the often complex nature of implementing state-of-the art chip interface technology, we offer engineering services to our customers to help them successfully integrate our chip interface solutions into their semiconductors and systems. These technology license agreements may have both a fixed price (non-recurring) component and ongoing royalties. Engineering services are generally offered on a fixed price basis. Further, under technology licenses, our customers may receive licenses to our patents necessary to implement the chip interface in their products with specific rights and restrictions to the applicable patents elaborated in their individual contracts with us.

As of March 31, 2009, we had approximately 200 employees in our engineering department, representing approximately 60% of our total employees.

Recent Developments

On June 22, 2009, we announced revised guidance for revenue and expenses for the current second fiscal quarter of 2009. We expect revenue for the quarter to be between $26.7 million and $27.2 million. Adjusted operating expenses for the quarter, excluding stock-based compensation expenses and any stock-based compensation restatement expenses or benefits, are expected to be between $42 million and $45 million, which includes litigation expenses between $15 million and $17 million. We initially provided revenue guidance for the quarter in the range of between $27 million and $30 million. We also initially provided adjusted operating expenses guidance for the quarter, excluding stock-based compensation expenses and any stock-based compensation restatement expenses or benefits, of $43 million to $48 million, which included litigation expenses in the range of between $12 million and $16 million.

Our presentation of guidance on adjusted operating expenses excludes the generally accepted accounting principles (“GAAP”) measures of stock-based compensation expenses and any stock-based compensation restatement expenses or benefits, which we are unable to estimate at this time. We believe the presentation of adjusted operating expenses provides management and investors with meaningful information to understand and analyze our second quarter guidance. However, this presentation should not be considered in isolation or as a substitute for the comparable GAAP measurement, when available.

Litigation Update

Historically, we have been involved in significant litigation stemming from the unlicensed use of our inventions. Our litigation expenses have been high and difficult to predict and we anticipate future litigation expenses will continue to be significant, volatile and difficult to predict. If we are successful in our litigation and/or related licensing, our revenue could be substantially higher in the future; if we are unsuccessful, our revenue likely would, and the trading price of our common stock may, decline. Furthermore, our success in litigation matters pending before courts and regulatory bodies that relate to our intellectual property rights has impacted and will likely continue to impact our ability and the terms upon which we are able to negotiate new or renegotiate existing licenses for our technology.

Hynix Litigation

U.S District Court of the Northern District of California

On August 29, 2000, Hynix (formerly Hyundai) and various subsidiaries filed suit against Rambus in the U.S. District Court for the Northern District of California. The complaint, as amended and narrowed through motion practice, asserts claims for fraud, violations of federal antitrust laws and deceptive practices in connection with Rambus’ participation in a standards setting organization called JEDEC, and seeks a declaratory judgment that the Rambus patents-in-suit are unenforceable, invalid and not infringed by Hynix, compensatory and punitive damages, and attorneys’ fees. Rambus denied Hynix’s claims and filed counterclaims for patent infringement against Hynix.

The case was divided into three phases. In the first phase, Hynix tried its unclean hands defense beginning on October 17, 2005 and concluding on November 1, 2005. In its January 4, 2006 Findings of Fact and Conclusions of Law, the court held that Hynix’s unclean hands defense failed. Among other things, the court found that Rambus did not adopt its document retention policy in bad faith, did not engage in unlawful spoliation of evidence, and that while Rambus disposed of some relevant documents pursuant to its document retention policy, Hynix was not prejudiced by the destruction of Rambus documents. On January 19, 2009, Hynix filed a motion for reconsideration of the court’s unclean hands order and for summary judgment on the ground that the decision by the Delaware court in the pending Micron-Rambus litigation (described below) should be given preclusive effect. In its motion Hynix requested alternatively that the court’s unclean hands order be certified for appeal and that the remainder of the case be stayed. Rambus filed an opposition to Hynix’s motion on January 26, 2009, and a hearing was held on January 30, 2009. On February 3, 2009, the court denied Hynix’s motions and restated its conclusions that Rambus had not anticipated litigation until late 1999 and that Hynix had not demonstrated any prejudice from any alleged destruction of evidence.

The second phase of the Hynix-Rambus trial — on patent infringement, validity and damages — began on March 15, 2006, and was submitted to the jury on April 13, 2006. On April 24, 2006, the jury returned a verdict in favor of Rambus on all issues and awarded Rambus a total of approximately $307 million in damages, excluding prejudgment interest. Specifically, the jury found that each of the ten selected patent claims was supported by the written description, and was not anticipated or rendered obvious by prior art; therefore, none of the patent claims were invalid. The jury also found that Hynix infringed all eight of the patent claims for which the jury was asked to determine infringement; the court had previously determined on summary judgment that Hynix infringed the other two claims at issue in the trial. On July 14, 2006, the court granted Hynix’s motion for a new trial on the issue of damages unless Rambus agreed to a reduction of the total jury award to approximately $134 million. The court found that the record supported a maximum royalty rate of 1% for SDR SDRAM and 4.25% for DDR SDRAM, which the court applied to the stipulated U.S. sales of infringing Hynix products through December 31, 2005. On July 27, 2006, Rambus elected remittitur of the jury’s award to approximately $134 million. On August 30, 2006, the court awarded Rambus prejudgment interest for the period June 23, 2000 through December 31, 2005. Hynix filed a motion on July 7, 2008 to reduce the amount of remitted damages and any supplemental damages that the court may award, as well as to limit the products that could be affected by any injunction that the court may grant, on the grounds of patent exhaustion. Following a hearing on August 29, 2008, the court denied Hynix’s motion. In separate orders issued December 2, 2008, January 16, 2009, and January 27, 2009, the court denied Hynix’s post-trial motions for judgment as a matter of law and new trial on infringement and validity.

On June 24, 2008, the court heard oral argument on Rambus’ motion to supplement the damages award and for equitable relief related to Hynix’s infringement of Rambus patents. On February 23, 2009, the court issued an order (1) granting Rambus’ motion for supplemental damages and prejudgment interest for the period after December 31, 2005, at the same rates ordered for the prior period; (2) denying Rambus’ motion for an injunction; and (3) ordering the parties to begin negotiations regarding the terms of a compulsory license regarding Hynix’s continued manufacture, use, and sale of infringing devices.

The third phase of the Hynix-Rambus trial involved Hynix’s affirmative JEDEC-related antitrust and fraud allegations against Rambus. On April 24, 2007, the court ordered a coordinated trial of certain common JEDEC-related claims alleged by the manufacturer parties (i.e., Hynix, Micron, Nanya and Samsung) and defenses asserted by Rambus in Hynix v Rambus, Case No. C 00-20905 RMW, and three other cases pending before the same court (Rambus Inc. v. Samsung Electronics Co. Ltd. et al., Case No. 05-02298 RMW, Rambus Inc. v. Hynix Semiconductor Inc., et al., Case No. 05-00334, and Rambus Inc. v. Micron Technology, Inc., et al., Case No. C 06-00244 RMW, each described in further detail below). On December 14, 2007, the court excused Samsung from the coordinated trial based on Samsung’s agreement to certain conditions, including trial of its claims against Rambus by the court within six months following the conclusion of the coordinated trial. The coordinated trial involving Rambus, Hynix, Micron and Nanya began on January 29, 2008, and was submitted to the jury on March 25, 2008. On March 26, 2008, the jury returned a verdict in favor of Rambus and against Hynix, Micron, and Nanya on each of their claims. Specifically, the jury found that Hynix, Micron, and Nanya failed to meet their burden of proving that: (1) Rambus engaged in anticompetitive conduct; (2) Rambus made important representations that it did not have any intellectual property pertaining to the work of JEDEC and intended or reasonably expected that the representations would be heard by or repeated to others including Hynix, Micron or Nanya; (3) Rambus uttered deceptive half-truths about its intellectual property coverage or potential coverage of products compliant with synchronous DRAM standards then being considered by JEDEC by disclosing some facts but failing to disclose other important facts; or (4) JEDEC members shared a clearly defined expectation that members would disclose relevant knowledge they had about patent applications or the intent to file patent applications on technology being considered for adoption as a JEDEC standard. Hynix, Micron, and Nanya filed motions for a new trial and for judgment on certain of their equitable claims and defenses. A hearing on those motions was held on May 1, 2008. A further hearing on the equitable claims and defenses was held on May 27, 2008. On July 24, 2008, the court issued an order denying Hynix, Micron, and Nanya’s motions for new trial.

On March 3, 2009, the court issued an order rejecting Hynix, Micron, and Nanya’s equitable claims and defenses that had been tried during the coordinated trial. The court concluded (among other things) that (1) Rambus did not have an obligation to disclose pending or anticipated patent applications and had sound reasons for not doing so; (2) the evidence supported the jury’s finding that JEDEC members did not share a clearly defined expectation that members would disclose relevant knowledge they had about patent applications or the intent to file patent applications on technology being considered for adoption as a JEDEC standard; (3) the written JEDEC disclosure policies did not clearly require members to disclose information about patent applications and the intent to file patent applications in the future; (4) there was no clearly understood or legally enforceable agreement of JEDEC members to disclose information about patent applications or the intent to seek patents relevant to standards being discussed at JEDEC; (5) during the time Rambus attended JEDEC meetings, Rambus did not have any patent application pending that covered a JEDEC standard, and none of the patents in suit was applied for until well after Rambus resigned from JEDEC; (6) Rambus’s conduct at JEDEC did not constitute an estoppel or waiver of its rights to enforce its patents; (7) Hynix, Micron, and Nanya failed to carry their burden to prove their asserted waiver and estoppel defenses not directly based on Rambus’s conduct at JEDEC; (8) the evidence did not support a finding of any material misrepresentation, half truths or fraudulent concealment by Rambus related to JEDEC upon which Nanya relied; (9) the manufacturers failed to establish that Rambus violated unfair competition law by its conduct before JEDEC; (10) the evidence related to Rambus’s patent prosecution did not establish that Rambus unduly delayed in prosecuting the claims in suit; (11) Rambus did not unreasonably delay bringing its patent infringement claims; and (12) there is no basis for any unclean hands defense or unenforceability claim arising from Rambus’s conduct.

On March 10, 2009, the court entered final judgment against Hynix in the amount of approximately $397 million as follows: approximately $134 million for infringement through December 31, 2005; approximately $215 million for infringement from January 1, 2006 through January 31, 2009; and approximately $48 million in pre-judgment interest. Post-judgment interest will accrue at the statutory rate. In addition, the judgment orders Hynix to pay Rambus royalties on net sales for U.S. infringement after January 31, 2009 and before April 18, 2010 of 1% for SDR SDRAM and 4.25% for DDR DDR2, DDR3, GDDR, GDDR2 and GDDR3 SDRAM memory devices. On April 9, 2009, Rambus submitted its cost bill in the amount of approximately $0.85 million. On March 24, 2009, Hynix filed a motion under Rule 62 seeking relief from the requirement that it post a supersedeas bond in the full amount of the final judgment in order to stay its execution pending an appeal. Rambus filed a brief opposing Hynix’s motion on April 10, 2009. A hearing on Hynix’s motion was heard on May 8, 2009. On May 14, 2009, the court granted Hynix’s motion in part and ordered that execution of the judgment be stayed on the condition that, within 45 days, Hynix post a supersedeas bond in the amount of $250 million and provide Rambus with documentation establishing a lien in Rambus’s favor on property owned by Hynix in Korea in the amount of the judgment not covered by the supersedeas bond. The court also ordered that Hynix pay the ongoing royalties set forth in the final judgment into an escrow account to be arranged by the parties, with the escrowed funds to be released only upon agreement of the parties or further order of the court.

On April 6, 2009, Hynix filed its notice of appeal. On April 17, 2009, Rambus filed its notice of cross appeal. The parties’ opening briefs are not yet due.

Micron Litigation

U.S District Court in Delaware: Case No. 00-792-SLR

On August 28, 2000, Micron filed suit against Rambus in the U.S. District Court for Delaware. The suit asserts violations of federal antitrust laws, deceptive trade practices, breach of contract, fraud and negligent misrepresentation in connection with Rambus’ participation in JEDEC. Micron seeks a declaration of monopolization by Rambus, compensatory and punitive damages, attorneys’ fees, a declaratory judgment that eight Rambus patents are invalid and not infringed, and the award to Micron of a royalty-free license to the Rambus patents. Rambus has filed an answer and counterclaims disputing Micron’s claims and asserting infringement by Micron of 12 U.S. patents.

This case has been divided into three phases in the same general order as in the Hynix 00-20905 action: (1) unclean hands; (2) patent infringement; and (3) antitrust, equitable estoppel, and other JEDEC-related issues. A bench trial on Micron’s unclean hands defense began on November 8, 2007 and concluded on November 15, 2007. The court ordered post-trial briefing on the issue of when Rambus became obligated to preserve documents because it anticipated litigation. A hearing on that issue was held on May 20, 2008. The court ordered further post-trial briefing on the remaining issues from the unclean hands trial, and a hearing on those issues was held on September 19, 2008.

On January 9, 2009, the court issued an opinion in which it determined that Rambus had engaged in spoliation of evidence by failing to suspend general implementation of a document retention policy after the court determined that litigation was reasonably foreseeable. The court issued an accompanying order declaring the 12 patents in suit unenforceable against Micron (the “Delaware Order”). On February 9, 2009, the court stayed all other proceedings pending appeal of the Delaware Order. On February 10, 2009, judgment was entered against Rambus and in favor of Micron on Rambus’ patent infringement claims and Micron’s corresponding claims for declaratory relief. On March 11, 2009, Rambus filed its notice of appeal. Rambus’ opening brief is not yet due.

U.S. District Court of the Northern District of California

On January 13, 2006, Rambus filed suit against Micron in the U.S. District Court for the Northern District of California. Rambus alleges that 14 Rambus patents are infringed by Micron’s DDR2, DDR3, GDDR3, and other advanced memory products. Rambus seeks compensatory and punitive damages, attorneys’ fees, and injunctive relief. Micron has denied Rambus’ allegations and is alleging counterclaims for violations of federal antitrust laws, unfair trade practices, equitable estoppel, fraud and negligent misrepresentation in connection with Rambus’ participation in JEDEC. Micron seeks a declaration of monopolization by Rambus, injunctive relief, compensatory and punitive damages, attorneys’ fees, and a declaratory judgment of invalidity, unenforceability, and noninfringement of the 14 patents in suit.

As explained above, the court ordered a coordinated trial (without Samsung) of certain common JEDEC-related claims and defenses asserted in Hynix v Rambus, Case No. C 00-20905 RMW, Rambus Inc. v. Samsung Electronics Co. Ltd. et al., Case No. 05-02298 RMW, Rambus Inc. v. Hynix Semiconductor Inc., et al., Case No. 05-00334, and Rambus Inc. v. Micron Technology, Inc., et al., Case No. C 06-00244 RMW. The coordinated trial involving Rambus, Hynix, Micron and Nanya began on January 29, 2008, and was submitted to the jury on March 25, 2008. On March 26, 2008, the jury returned a verdict in favor of Rambus and against Hynix, Micron, and Nanya on each of their claims. Specifically, the jury found that Hynix, Micron, and Nanya failed to meet their burden of proving that: (1) Rambus engaged in anticompetitive conduct; (2) Rambus made important representations that it did not have any intellectual property pertaining to the work of JEDEC and intended or reasonably expected that the representations would be heard by or repeated to others including Hynix, Micron or Nanya; (3) Rambus uttered deceptive half-truths about its intellectual property coverage or potential coverage of products compliant with synchronous DRAM standards then being considered by JEDEC by disclosing some facts but failing to disclose other important facts; or (4) JEDEC members shared a clearly defined expectation that members would disclose relevant knowledge they had about patent applications or the intent to file patent applications on technology being considered for adoption as a JEDEC standard. Hynix, Micron, and Nanya filed motions for a new trial and for judgment on certain of their equitable claims and defenses. A hearing on those motions was held on May 1, 2008. A further hearing on the equitable claims and defenses was held on May 27, 2008. On July 24, 2008, the court issued an order denying Hynix, Micron, and Nanya’s motions for new trial.

On March 3, 2009, the court issued an order rejecting Hynix, Micron, and Nanya’s equitable claims and defenses that had been tried during the coordinated trial. The court concluded (among other things) that (1) Rambus did not have an obligation to disclose pending or anticipated patent applications and had sound reasons for not doing so; (2) the evidence supported the jury’s finding that JEDEC members did not share a clearly defined expectation that members would disclose relevant knowledge they had about patent applications or the intent to file patent applications on technology being considered for adoption as a JEDEC standard; (3) the written JEDEC disclosure policies did not clearly require members to disclose information about patent applications and the intent to file patent applications in the future; (4) there was no clearly understood or legally enforceable agreement of JEDEC members to disclose information about patent applications or the intent to seek patents relevant to standards being discussed at JEDEC; (5) during the time Rambus attended JEDEC meetings, Rambus did not have any patent application pending that covered a JEDEC standard, and none of the patents in suit was applied for until well after Rambus resigned from JEDEC; (6) Rambus’s conduct at JEDEC did not constitute an estoppel or waiver of its rights to enforce its patents; (7) Hynix, Micron, and Nanya failed to carry their burden to prove their asserted waiver and estoppel defenses not directly based on Rambus’s conduct at JEDEC; (8) the evidence did not support a finding of any material misrepresentation, half truths or fraudulent concealment by Rambus related to JEDEC upon which Nanya relied; (9) the manufacturers failed to establish that Rambus violated unfair competition law by its conduct before JEDEC; (10) the evidence related to Rambus’s patent prosecution did not establish that Rambus unduly delayed in prosecuting the claims in suit; (11) Rambus did not unreasonably delay bringing its patent infringement claims; and (12) there is no basis for any unclean hands defense or unenforceability claim arising from Rambus’s conduct.

In these cases (except for the Hynix 00-20905 action), a hearing on claim construction and the parties’ cross-motions for summary judgment on infringement and validity was held on June 4 and 5, 2008. On July 10, 2008, the court issued its claim construction order relating to the Farmwald/Horowitz patents in suit and denied Hynix, Micron, Nanya and Samsung’s (collectively, the “Manufacturers”) motions for summary judgment of noninfringement and invalidity based on their proposed claim construction. The court issued claim construction orders relating to the Ware patents in suit on July 25 and August 27, 2008, and denied the Manufacturers’ motion for summary judgment of noninfringement of certain claims. On September 4, 2008, at the court’s direction, Rambus elected to proceed to trial on 12 patent claims, each from the Farmwald/Horowitz family. On September 16, 2008, Rambus granted a covenant not to assert any claim of patent infringement against the Manufacturers under the Ware patents in suit (U.S. Patent Nos. 6,493,789 and 6,496,897), and each party’s claims relating to those patents were dismissed with prejudice. On November 21, 2008, the court entered an order clarifying certain aspects of its July 10, 2008, claim construction order. On November 24, 2008, the court granted Rambus’ motion for summary judgment of direct infringement with respect to claim 16 of Rambus’ U.S. Patent No. 6,266,285 by the Manufacturers’ DDR2, DDR3, gDDR2, GDDR3, GDDR4 memory chip products (except for Nanya’s DDR3 memory chip products). In the same order, the court denied the remainder of Rambus’ motion for summary judgment of infringement.

On January 19, 2009, Micron filed a motion for summary judgment on the ground that the Delaware Order should be given preclusive effect. Rambus filed an opposition to Micron’s motion on January 26, 2009, and a hearing was held on January 30, 2009. On February 3, 2009, the court entered a stay of this action pending resolution of Rambus’ appeal of the Delaware Order.

European Patent Infringement Cases

On September 11, 2000, Rambus filed suit against Micron in multiple European jurisdictions for infringement of its European patent, EP 0 525 068 (the “’068 patent”) which was later revoked. Additional suits were filed pertaining to a second Rambus patent, EP 1 022 642 (the “’642 patent”) and a third Rambus patent, EP 1 004 956 (the “’956 patent”). Rambus’ suit against Micron for infringement of the ’642 patent in Mannheim, Germany, has not been active. The Mannheim court issued an Order of Cost with respect to the ’068 proceeding requiring Rambus to reimburse Micron attorneys fees in the amount of $0.45 million. This amount has since been paid. One proceeding in Italy relating to the ’642 patent was adjourned at a hearing on June 15, 2007, each party bearing its own costs. Two other proceedings in Italy relating to the ’956 patent remain ongoing.

DDR2, DDR3, gDDR2, GDDR3, GDDR4 Litigation (“DDR2”)

U.S District Court in the Northern District of California

On January 25, 2005, Rambus filed a patent infringement suit in the U.S. District Court for the Northern District of California court against Hynix, Infineon, Nanya and Inotera. Infineon and Inotera were subsequently dismissed from this litigation and Samsung was added as a defendant. Rambus alleges that certain of its patents are infringed by certain of the defendants’ SDRAM, DDR, DDR2, DDR3, gDDR2, GDDR3, GDDR4 and other advanced memory products. Hynix, Samsung and Nanya have denied Rambus’ claims and asserted counterclaims against Rambus for, among other things, violations of federal antitrust laws, unfair trade practices, equitable estoppel, and fraud in connection with Rambus’ participation in JEDEC.

As explained above, the court ordered a coordinated trial of certain common JEDEC-related claims and defenses asserted in Hynix v Rambus, Case No. C 00-20905 RMW, Rambus Inc. v. Samsung Electronics Co. Ltd. et al., Case No. 05-02298 RMW, Rambus Inc. v. Hynix Semiconductor Inc., et al., Case No. 05-00334, and Rambus Inc. v. Micron Technology, Inc., et al., Case No. C 06-00244 RMW. The court subsequently excused Samsung from the coordinated trial on December 14, 2007, based on Samsung’s agreement to certain conditions, including trial of its claims against Rambus within six months following the conclusion of the coordinated trial. The coordinated trial involving Rambus, Hynix, Micron and Nanya began on January 29, 2008, and was submitted to the jury on March 25, 2008. On March 26, 2008, the jury returned a verdict in favor of Rambus and against Hynix, Micron, and Nanya on each of their claims. Specifically, the jury found that Hynix, Micron, and Nanya failed to meet their burden of proving that: (1) Rambus engaged in anticompetitive conduct; (2) Rambus made important representations that it did not have any intellectual property pertaining to the work of JEDEC and intended or reasonably expected that the representations would be heard by or repeated to others including Hynix, Micron or Nanya; (3) Rambus uttered deceptive half-truths about its intellectual property coverage or potential coverage of products compliant with synchronous DRAM standards then being considered by JEDEC by disclosing some facts but failing to disclose other important facts; or (4) JEDEC members shared a clearly defined expectation that members would disclose relevant knowledge they had about patent applications or the intent to file patent applications on technology being considered for adoption as a JEDEC standard. Hynix, Micron, and Nanya filed motions for a new trial and for judgment on certain of their equitable claims and defenses. A hearing on those motions was held on May 1, 2008. A further hearing on the equitable claims and defenses was held on May 27, 2008. On July 24, 2008, the court issued an order denying Hynix, Micron, and Nanya’s motions for new trial.

On March 3, 2009, the court issued an order rejecting Hynix, Micron, and Nanya’s equitable claims and defenses that had been tried during the coordinated trial. The court concluded (among other things) that (1) Rambus did not have an obligation to disclose pending or anticipated patent applications and had sound reasons for not doing so; (2) the evidence supported the jury’s finding that JEDEC members did not share a clearly defined expectation that members would disclose relevant knowledge they had about patent applications or the intent to file patent applications on technology being considered for adoption as a JEDEC standard; (3) the written JEDEC disclosure policies did not clearly require members to disclose information about patent applications and the intent to file patent applications in the future; (4) there was no clearly understood or legally enforceable agreement of JEDEC members to disclose information about patent applications or the intent to seek patents relevant to standards being discussed at JEDEC; (5) during the time Rambus attended JEDEC meetings, Rambus did not have any patent application pending that covered a JEDEC standard, and none of the patents in suit was applied for until well after Rambus resigned from JEDEC; (6) Rambus’s conduct at JEDEC did not constitute an estoppel or waiver of its rights to enforce its patents; (7) Hynix, Micron, and Nanya failed to carry their burden to prove their asserted waiver and estoppel defenses not directly based on Rambus’s conduct at JEDEC; (8) the evidence did not support a finding of any material misrepresentation, half truths or fraudulent concealment by Rambus related to JEDEC upon which Nanya relied; (9) the manufacturers failed to establish that Rambus violated unfair competition law by its conduct before JEDEC; (10) the evidence related to Rambus’s patent prosecution did not establish that Rambus unduly delayed in prosecuting the claims in suit; (11) Rambus did not unreasonably delay bringing its patent infringement claims; and (12) there is no basis for any unclean hands defense or unenforceability claim arising from Rambus’s conduct.

In these cases (except for the Hynix 00-20905 action), a hearing on claim construction and the parties’ cross-motions for summary judgment on infringement and validity was held on June 4 and 5, 2008. On July 10, 2008, the court issued its claim construction order relating to the Farmwald/Horowitz patents in suit and denied the Manufacturers’ motions for summary judgment of noninfringement and invalidity based on their proposed claim construction. The court issued claim construction orders relating to the Ware patents in suit on July 25 and August 27, 2008, and denied the Manufacturers’ motion for summary judgment of noninfringement of certain claims. On September 4, 2008, at the court’s direction, Rambus elected to proceed to trial on 12 patent claims, each from the Farmwald/Horowitz family. On September 16, 2008, Rambus granted a covenant not to assert any claim of patent infringement against the Manufacturers under U.S. Patent Nos. 6,493,789 and 6,496,897, and each party’s claims relating to those patents were dismissed with prejudice. On November 21, 2008, the court entered an order clarifying certain aspects of its July 10, 2008, claim construction order. On November 24, 2008, the court granted Rambus’s motion for summary judgment of direct infringement with respect to claim 16 of Rambus’s U.S. Patent No. 6,266,285 by the Manufacturers’ DDR2, DDR3, gDDR2, GDDR3, GDDR4 memory chip products (except for Nanya’s DDR3 memory chip products). In the same order, the court denied the remainder of Rambus’s motion for summary judgment of infringement.

On January 19, 2009, Samsung, Nanya and Hynix filed motions for summary judgment on the ground that the Delaware Order should be given preclusive effect. Rambus filed opposition briefs to these motions on January 26, 2009, and a hearing was held on January 30, 2009. On February 3, 2009, the court entered a stay of this action pending resolution of Rambus’ appeal of the Delaware Order.

Samsung Litigation

U.S District Court in the Northern District of California

On June 6, 2005, Rambus filed a patent infringement suit against Samsung in the U.S. District Court for the Northern District of California alleging that Samsung’s SDRAM and DDR SDRAM parts infringe nine of Rambus’ patents. Samsung has denied Rambus’ claims and asserted counterclaims for non-infringement, invalidity and unenforceability of the patents, violations of various antitrust and unfair competition statutes, breach of license, and breach of duty of good faith and fair dealing. Samsung has also counterclaimed that Rambus aided and abetted breach of fiduciary duty and intentionally interfered with Samsung’s contract with a former employee by knowingly hiring a former Samsung employee who allegedly misused proprietary Samsung information. Rambus has denied Samsung’s counterclaims.

As explained above, the court ordered a coordinated trial of certain common JEDEC-related claims and defenses asserted in Hynix v Rambus, Case No. C 00-20905 RMW, Rambus Inc. v. Samsung Electronics Co. Ltd. et al., Case No. 05-02298 RMW, Rambus Inc. v. Hynix Semiconductor Inc., et al., Case No. 05-00334, and Rambus Inc. v. Micron Technology, Inc., et al., Case No. C 06-00244 RMW. The court subsequently excused Samsung from the coordinated trial on December 14, 2007, based on Samsung’s agreement to certain conditions, including trial of its claims against Rambus within six months following the conclusion of the coordinated trial (see below). In these cases (except for the Hynix 00-20905 action), a hearing on claim construction and the parties’ cross-motions for summary judgment on infringement and validity was held on June 4 and 5, 2008. On July 10, 2008, the court issued its claim construction order relating to the Farmwald/Horowitz patents in suit and denied the Manufacturers’ motions for summary judgment of noninfringement and invalidity based on their proposed claim construction. The court issued claim construction orders relating to the Ware patents in suit on July 25 and August 27, 2008, and denied the Manufacturers’ motion for summary judgment of noninfringement of certain claims. On September 4, 2008, at the court’s direction, Rambus elected to proceed to trial on 12 patent claims, each from the Farmwald/Horowitz family. On September 16, 2008, Rambus granted a covenant not to assert any claim of patent infringement against the Manufacturers under U.S. Patent Nos. 6,493,789 and 6,496,897, and each party’s claims relating to those patents were dismissed with prejudice. On November 21, 2008, the court entered an order clarifying certain aspects of its July 10, 2008, claim construction order. On November 24, 2008, the court granted Rambus’s motion for summary judgment of direct infringement with respect to claim 16 of Rambus’s U.S. Patent No. 6,266,285 by the Manufacturers’ DDR2, DDR3, gDDR2, GDDR3, GDDR4 memory chip products (except for Nanya’s DDR3 memory chip products). In the same order, the court denied the remainder of Rambus’s motion for summary judgment of infringement.

On January 19, 2009, Samsung filed a motion for summary judgment on the ground that the Delaware Order should be given preclusive effect. Rambus filed an opposition brief to this motion on January 26, 2009, and a hearing was held on January 30, 2009. On February 3, 2009, the court entered a stay of this action pending resolution of Rambus’ appeal of the Delaware Order.

On August 11, 2008, the court granted summary judgment in Rambus’ favor on Samsung’s claims for aiding and abetting a breach of fiduciary duty, intentional interference with contract, and certain aspects of Samsung’s unfair competition claim. On September 16, 2008, the court entered a stipulation and order of dismissal with prejudice of certain of Samsung’s claims and defenses (including those based on Rambus’ alleged JEDEC conduct) and Rambus’ defenses corresponding to Samsung’s claims. A bench trial on the remaining claims and defenses that are unique to Samsung (breach of license, breach of duty of good faith and fair dealing, and estoppel based on those claims), as well as Samsung’s claims and defenses related to its allegations that Rambus spoliated evidence, was held between September 22 and October 1, 2008. On April 27, 2009, the court issued Findings of Fact and Conclusions of Law holding that: (1) the parties’ 2000 SDR/DDR license agreement did not cover DDR2 and future generation products; (2) the license did not entitle Samsung to most favored licensee benefits in any renewal or subsequent agreement; (3) Rambus did not fail to negotiate an extension or renewal license in good faith, and Samsung would not have been entitled to damages for any such failure; (4) Samsung’s equitable estoppel defense failed; (5) Rambus breached the license by not offering Samsung the benefit to which it was entitled under the license (for the second quarter of 2005 only) of the royalty in the March 2005 settlement agreement between Rambus and Infineon; (6) Rambus failed to prove that Samsung breached certain audit provisions in the license, and therefore Rambus’s termination of the license less than one month before it was due to expire was improper; and (7) Rambus’s actions did not cause the parties’ failure to reach agreement on an extension or renewal of the license. No decision has issued to date regarding Samsung’s spoliation allegations.

Federal Trade Commision Complaint

On June 19, 2002, the Federal Trade Commission (“FTC”) filed a complaint against Rambus. The FTC alleged that through Rambus’ action and inaction at JEDEC, Rambus violated Section 5 of the FTC Act in a way that allowed Rambus to obtain monopoly power in — or that by acting with intent to monopolize it created a dangerous probability of monopolization in — synchronous DRAM technology markets. The FTC also alleged that Rambus’ action and practices at JEDEC constituted unfair methods of competition in violation of Section 5 of the FTC Act. As a remedy, the FTC sought to enjoin Rambus’ right to enforce patents with priority dates prior to June 1996 as against products made pursuant to certain existing and future JEDEC standards.

On February 17, 2004, the FTC Chief Administrative Law Judge issued his initial decision dismissing the FTC’s complaint against Rambus on multiple independent grounds (the “Initial Decision”). The FTC’s Complaint Counsel appealed this decision.

On August 2, 2006, the FTC released its July 31, 2006, opinion and order reversing and vacating the Initial Decision and determining that Rambus violated Section 5 of the Federal Trade Commission Act. Following further briefing and oral argument on issues relating to remedy, the FTC released its opinion and order on remedy on February 5, 2007. The remedy order set the maximum royalty rate that Rambus could collect on the manufacture, use or sale in the United States of certain JEDEC-compliant parts after the effective date of the Order. The order also mandated that Rambus offer a license for these products at rates no higher than the maximums set by the FTC, including a further cap on rates for the affected non-memory products. The order further required Rambus to take certain steps to comply with the terms of the order and applicable disclosure rules of any standard setting organization of which it may become a member.

The FTC’s order explicitly did not set maximum rates or other conditions with respect to Rambus’ royalty rates for DDR2 SDRAM, other post-DDR JEDEC standards, or for non-JEDEC-standardized technologies such as those used in RDRAM or XDR DRAM.

On March 16, 2007, the FTC issued an order granting in part and denying in part Rambus’ motion for a stay of the remedy pending appeal. The March 16, 2007 order permitted Rambus to acquire rights to royalty payments for use of the patented technologies affected by the February 2 remedy order during the period of the stay in excess of the FTC-imposed maximum royalty rates on SDRAM and DDR SDRAM products, provided that funds above the maximum allowed rates be either placed into an escrow account to be distributed, or payable pursuant a contingent contractual obligation, in accordance with the ultimate decision of the court of appeals. In an opinion accompanying its order, the FTC clarified that it intended its remedy to be “forward-looking” and “prospective only,” and therefore unlikely to be construed to require Rambus to refund royalties already paid or to restrict Rambus from collecting royalties for the use of its technologies during past periods.

On April 27, 2007, the FTC issued an order granting in part and denying in part Rambus’ petition for reconsideration of the remedy order. The FTC’s order and accompanying opinion on Rambus’ petition for reconsideration clarified the remedy order in certain respects. For example, (1) the FTC explicitly stated that the remedy order did not require Rambus to make refunds or prohibit it from collecting royalties in excess of maximum allowable royalties that accrue up to the effective date of the remedy order; (2) the remedy order was modified to specifically permit Rambus to seek damages in litigation up to three times the specified maximum allowable royalty rates on the ground of willful infringement and any allowable attorneys’ fees; and (3) under the remedy order, licensees were permitted to pay Rambus a flat fee in lieu of running royalties, even if such an arrangement resulted in payments above the FTC’s rate caps in certain circumstances.

Rambus appealed the FTC’s liability and remedy orders to the U.S. Court of Appeals for the District of Columbia (the “CADC”). Oral argument was heard February 14, 2008. On April 22, 2008, the CADC issued an opinion which requires vacatur of the FTC’s orders. The CADC held that the FTC failed to demonstrate that Rambus’ conduct was exclusionary, and thus failed to establish its allegation that Rambus unlawfully monopolized any relevant market. The CADC’s opinion set aside the FTC’s orders and remanded the matter to the FTC for further proceedings consistent with the opinion. Regarding the chance of further proceedings on remand, the CADC expressed serious concerns about the strength of the evidence relied on to support some of the FTC’s crucial findings regarding the scope of JEDEC’s patent disclosure policies and Rambus’ alleged violation of those policies. On August 26, 2008, the CADC denied the FTC’s petition to rehear the case en banc. On October 16, 2008, the FTC issued an order explicitly authorizing Rambus to receive amounts above the maximum rates allowed by the FTC’s now-vacated order payable pursuant to any contingent contractual obligation.

On November 24, 2008, the FTC filed a petition seeking review of the CADC decision by the U.S. Supreme Court. Rambus filed an opposition to the FTC’s petition on January 23, 2009, and the FTC filed a reply on February 4, 2009. On February 23, 2009, the United States Supreme Court denied the FTC’s petition. On May 12, 2009, the FTC issued an order dismissing the complaint, finding that further litigation in this matter would not be in the public interest.

Indirect Purchaser Class Action

On August 10, 2006, the first of nine class action lawsuits were filed against Rambus in alleging violations of federal and state antitrust laws, violations of state consumer protection laws, and various common law claims based almost entirely on the same conduct which was the subject of the FTC’s July 31, 2006 opinion. Three of these lawsuits filed outside of California were dismissed pursuant to agreement of the parties. The remaining six of these cases were consolidated under the caption, In re Rambus Antitrust Litigation, 06-4852 RMW (N.D. Cal.). The consolidated complaint sought injunctive and declaratory relief, disgorgement, restitution and compensatory and punitive damages in an unspecified amount, and attorneys’ fees and costs. On March 28, 2007, Rambus filed a motion to dismiss the consolidated complaint. On July 27, 2007, the court heard oral argument on Rambus’ motion and took the matter under submission. Before the court issued a decision on Rambus’ motion to dismiss, the parties agreed that the case should be dismissed. On April 8, 2009, the court entered a stipulation and order dismissing the case, each party bearing its own costs.

European Commission Competition Directorate-General

On or about April 22, 2003, Rambus was notified by the European Commission Competition Directorate-General (Directorate) (the “European Commission”) that it had received complaints from Infineon and Hynix alleging violations of the European Union competition law. Rambus answered the ensuing requests for information prompted by those complaints on June 16, 2003. Rambus obtained a copy of Infineon’s complaint to the European Commission in late July 2003, and on October 8, 2003, at the request of the European Commission, filed its response. The European Commission sent Rambus a further request for information on December 22, 2006, which Rambus answered on January 26, 2007. On August 1, 2007, Rambus received a statement of objections from the European Commission. The statement of objections alleges that through Rambus’ participation in the JEDEC standards setting organization and subsequent conduct, Rambus violated European Union competition law. Rambus filed a response to the statement of objections on October 31, 2007, and a hearing was held on December 4 and 5, 2007. The matter is currently under submission by the European Commission.

On June 12, 2009, the European Commission announced that it has reached a tentative settlement with Rambus to resolve the pending case. Under the proposed resolution, the European Commission would make no finding of liability relative to JEDEC-related charges, and no fine would be assessed against Rambus. In addition, Rambus would commit to offer licenses with maximum royalty rates for certain memory types and memory controllers on a forward-going basis (the “Commitment”). The Commitment is expressly made without any admission by Rambus of the allegations asserted against it. The Commitment also does not resolve any existing claims of infringement prior to the signing of any license with a prospective licensee, nor does it release or excuse any of the prospective licensees from damages or royalty obligations through the date of signing a license. In accordance with European Commission antitrust procedures, interested third parties have been invited to submit comments on the proposed Commitment to the European Commission within one month of the announcement. No final decision will issue until after the end of this comment period. Under the proposed resolution, Rambus would offer licenses with maximum royalty rates for five-year worldwide licenses of 1.5% for DDR2, DDR3, GDDR3 and GDDR4 SDRAM memory types. Licensees who ship less than 10% of their DRAM products in the older SDR and DDR DRAM types would be entitled to a royalty holiday for those older types, subject to compliance with the terms of the license. In addition, Rambus would offer licenses with maximum royalty rates for five-year worldwide licenses of 1.5% per unit for SDR memory controllers through April 2010, dropping to 1.0% thereafter, and royalty rates of 2.65% per unit for DDR, DDR2, DDR3, GDDR3 and GDDR4 memory controllers through April 2010, then dropping to 2.0%. The Commitment to license at the above rates would be valid for a period of five years from the adoption date of the Commitment decision. All royalty rates would be applicable to future shipments only and does not affect liability, if any, for damages or royalties that accrued up to the time of the license grant.

Superior Court of California for the County of San Francisco

On May 5, 2004, Rambus filed a lawsuit against Micron, Hynix, Infineon and Siemens in San Francisco Superior Court (the “San Francisco court”) seeking damages for conspiring to fix prices (California Bus. & Prof. Code §§ 16720 et seq.), conspiring to monopolize under the Cartwright Act (California Bus. & Prof. Code §§ 16720 et seq.), intentional interference with prospective economic advantage, and unfair competition (California Bus. & Prof. Code §§ 17200 et seq.). This lawsuit alleges that there were concerted efforts beginning in the 1990s to deter innovation in the DRAM market and to boycott Rambus and/or deter market acceptance of Rambus’ RDRAM product. Subsequently, Infineon and Siemens were dismissed from this action (as a result of a settlement with Infineon) and three Samsung-related entities were added as defendants.

A hearing on Rambus’ motion for summary judgment on the grounds that Micron’s cross-complaint is barred by the statute of limitations was held on August 1, 2008. At the hearing, the San Francisco court granted Rambus’ motion as to Micron’s first cause of action (alleged violation of California’s Cartwright Act) and continued the motion as to Micron’s second and third causes of action (alleged violation of unfair business practices act and alleged intentional interference with prospective economic advantage). No further order has issued on Rambus’ motion.

On November 25, 2008, Micron, Samsung, and Hynix filed eight motions for summary judgment on various grounds. On January 26, 2009, Rambus filed briefs in opposition to all eight motions. A hearing on these motions for summary judgment was held on March 4-6 and 16-17, 2009. The court denied seven of the eight motions and permitted Hynix to submit further briefing on the remaining motion. The hearing on the remaining motion was continued to June 29, 2009. On June 17, 2009, Micron, Samsung, and Hynix filed a petition requesting that the court of appeal issue a writ directing the trial court to vacate one of the denials of the summary judgment motions and enter an order granting the motion. No decision has issued to date on the writ.

On March 10, 2009, defendants filed motions requesting that Rambus’ case be dismissed on the ground that the Delaware Order should be given preclusive effect. Rambus filed a brief opposing this request. The parties filed further briefs on the preclusive effect, if any, of the Delaware Order on April 3 and April 17, 2009. The parties submitted briefs on their allegations regarding alleged spoliation of evidence on April 20, 2009. A hearing on these issues was held on April 27 and the hearing was continued to June 1, 2009, at the conclusion of which the court denied defendants’ motion for issue preclusion and terminating sanctions.

Trial is scheduled to begin on September 28, 2009.

Stock Option Investigation Related Claims

On May 30, 2006, the Audit Committee commenced an internal investigation of the timing of past stock option grants and related accounting issues.

On May 31, 2006, the first of three stockholder derivative actions was filed in the U.S. District Court for the Northern District of California against Rambus (as a nominal defendant) and certain current and former executives and board members. These actions have been consolidated for all purposes under the caption, In re Rambus Inc. Derivative Litigation, Master File No. C-06-3513-JF (N.D. Cal.), and Howard Chu and Gaetano Ruggieri were appointed lead plaintiffs. The consolidated complaint, as amended, alleges violations of certain federal and state securities laws as well as other state law causes of action. The complaint seeks disgorgement and damages in an unspecified amount, unspecified equitable relief, and attorneys’ fees and costs.

On August 22, 2006, another stockholder derivative action was filed in Delaware Chancery Court against Rambus (as a nominal defendant) and certain current and former executives and board members (Bell v. Tate et al., 2366-N (Del. Chancery)). On May 16, 2008, this case was dismissed pursuant to a notice filed by the plaintiff.

On October 18, 2006, the Board of Directors formed a Special Litigation Committee (the “SLC”) to evaluate potential claims or other actions arising from the stock option granting activities. The Board of Directors appointed J. Thomas Bentley, Chairman of the Audit Committee, and Abraham Sofaer, a retired U.S. federal judge and Chairman of our Legal Affairs Committee, both of whom joined the Rambus Board of Directors in 2005, to comprise the SLC.

On August 24, 2007, the final written report setting forth the findings of the SLC was filed with the court. As set forth in its report, the SLC determined that all claims should be terminated and dismissed against the named defendants in In re Rambus Inc. Derivative Litigation with the exception of claims against named defendant Ed Larsen, who served as Vice President, Human Resources from September 1996 until December 1999, and then Senior Vice President, Administration until July 2004. The SLC entered into settlement agreements with certain former officers of Rambus. These settlements were conditioned upon the dismissal of the claims asserted against these individuals in In re Rambus Inc. Derivative Litigation. The aggregate value of the settlements to Rambus exceeded $5.3 million in cash as well as substantial additional value to Rambus relating to the relinquishment of claims to over 2.7 million stock options. The SLC was disbanded in February 2009.

On August 30, 2007, another stockholder derivative action was filed in the U.S. District Court for the Southern District of New York against Rambus (as a nominal defendant) and PricewaterhouseCoopers LLP (Francl v. PricewaterhouseCoopers LLP et al., No. 07-Civ. 7650 (GBD)). On November 21, 2007, the New York court granted PricewaterhouseCoopers LLP’s motion to transfer the action to the Northern District of California.

The parties have settled In re Rambus Inc. Derivative Litigation and Francl v. PricewaterhouseCoopers LLP et al., No. 07-Civ. 7650 (GBD). The settlement provided for a payment by Rambus of $2.0 million and dismissal with prejudice of all claims against all defendants, with the exception of claims against Ed Larsen, in these actions. The $2.0 million was accrued for during the quarter ended June 30, 2008 within accrued litigation expenses. A final approval hearing was held on January 16, 2009, and an order of final approval was entered on January 20, 2009.

On July 17, 2006, the first of six class action lawsuits was filed in the U.S. District Court for the Northern District of California against Rambus and certain current and former executives and board members. These lawsuits were consolidated under the caption, In re Rambus Inc. Securities Litigation, C-06-4346-JF (N.D. Cal.). The settlement of this action was preliminarily approved by the court on March 5, 2008. Pursuant to the settlement agreement, Rambus paid $18.3 million into a settlement fund on March 17, 2008. Some alleged class members requested exclusion from the settlement. A final fairness hearing was held on May 14, 2008. That same day the court entered an order granting final approval of the settlement agreement and entered judgment dismissing with prejudice all claims against all defendants in the consolidated class action litigation.

On March 1, 2007, a pro se lawsuit was filed in the U.S. District Court for the Northern District of California by two alleged Rambus stockholders against Rambus, certain current and former executives and board members, and PricewaterhouseCoopers LLP (Kelley et al. v. Rambus, Inc. et al. C-07-01238-JF (N.D. Cal.)). This action was consolidated with a substantially identical pro se lawsuit filed by another purported Rambus stockholder against the same parties. The consolidated complaint against Rambus alleges violations of federal and state securities laws, and state law claims for fraud and breach of fiduciary duty. Following several rounds of motions to dismiss, on April 17, 2008, the court dismissed all claims with prejudice except for plaintiffs’ claims under sections 14(a) and 18(a) of the Securities and Exchange Act of 1934 as to which leave to amend was granted. On June 2, 2008, plaintiffs filed an amended complaint containing substantially the same allegations as the prior complaint although limited to claims under sections 14(a) and 18(a) of the Securities and Exchange Act of 1934. Rambus’ motion to dismiss the amended complaint was heard on September 12, 2008. On December 9, 2008, the court granted Rambus’ motion and entered judgment in favor of Rambus. Plaintiffs filed a notice of appeal on December 15, 2008. Plaintiffs’ filed their opening brief on April 13, 2009. Rambus opposed on May 29, 2009, and plaintiffs filed a reply brief on June 12, 2009. No date has been set for oral argument.

On September 11, 2008, the same pro se plaintiffs filed a separate lawsuit in Santa Clara County Superior Court against Rambus, certain current and former executives and board members, and PricewaterhouseCoopers LLP (Kelley et al. v. Rambus, Inc. et al., Case No. 1-08-CV-122444). The complaint alleges violations of certain California state securities statutes as well as fraud and negligent misrepresentation based on substantially the same underlying factual allegations contained in the pro se lawsuit filed in federal court. On November 24, 2008, Rambus filed a motion to dismiss or, in the alternative, stay this case in light of the first-filed federal action. On January 12, 2009, Rambus filed a demurrer to plaintiffs’ complaint on the ground that it was barred by the doctrine of claim preclusion. A hearing on Rambus’ motions was held on February 27, 2009. The court granted Rambus’s motion to stay the case pending the outcome of the appeal in the federal action and denied the remainder of the motions without prejudice.

On August 25, 2008, an amended complaint was filed by certain individuals and entities in Santa Clara County Superior Court against Rambus, certain current and former executives and board members, and PricewaterhouseCoopers LLP (Steele et al. v. Rambus Inc. et al., Case No. 1-08-CV-113682). The amended complaint alleges violations of certain California state securities statutes as well as fraud and negligent misrepresentation. On October 10, 2008, Rambus filed a demurrer to the amended complaint. A hearing was held on January 9, 2009. On January 12, 2009, the court sustained Rambus’ demurrer without prejudice. Plaintiffs filed a second amended complaint on February 13, 2009, containing the same causes of action as the previous complaint. On March 17, 2009, Rambus filed a demurrer to the second amended complaint. A hearing was held on May 22, 2009. On May 26, 2009, the court sustained in part and overruled in part Rambus’s demurrer. On June 5, 2009, Rambus filed an answer denying plaintiffs’ remaining allegations. Discovery is ongoing.

NVIDIA Litigation

U.S District Court in the Northern District of California

On July 10, 2008, Rambus filed suit against NVIDIA Corporation (“NVIDIA”) in the U.S. District Court for the Northern District of California alleging that NVIDIA’s products with memory controllers for at least the SDR, DDR, DDR2, DDR3, GDDR and GDDR3 technologies infringe 17 patents. On September 16, 2008, Rambus granted a covenant not to assert any claim of patent infringement against NVIDIA under U.S. Patent Nos. 6,493,789 and 6,496,897; accordingly 15 patents remain in suit. On August 29, 2008, NVIDIA filed a motion to dismiss or strike the complaint, or in the alternative, for more definite statement. On November 13, 2008, the Court denied NVIDIA’s motion. On December 4, 2008, NVIDIA filed a motion to stay this action in its entirety. On December 30, 2008, the court granted NVIDIA’s motion to stay this case as to Rambus’ claims that NVIDIA’s products infringe nine patents that are also the subject of proceedings in front of the International Trade Commission (described below), and denied NVIDIA’s motion to stay the remainder of Rambus’ patent infringement claims. On January 16, 2009, NVIDIA filed a motion to dismiss on the ground that Rambus’ claims not subject to the stay are precluded due to the Delaware Order. On February 6, 2009, NVIDIA filed a motion to lift the partial stay and for summary judgment on the ground that certain of Rambus’ patent infringement claims subject to the stay are precluded due to the Delaware Order. On February 20, 2009, Rambus filed a consolidated opposition to both motions. A hearing on NVIDIA’s motions was held on March 13, 2009. On March 20, 2009, a follow-up hearing was held regarding how the case should proceed. On April 2, 2009, NVIDIA filed another motion to stay. On April 13, 2009, the court denied each of

NVIDIA’s motions. Certain limited discovery is proceeding and a case management conference is scheduled for August 21, 2009.

On July 11, 2008, one day after Rambus filed suit, NVIDIA filed its own action against Rambus in the U.S. District Court for the Middle District of North Carolina alleging that Rambus committed antitrust violations of the Sherman Act; committed antitrust violations of North Carolina law; and engaged in unfair and deceptive practices in violation of North Carolina law. NVIDIA seeks injunctive relief, damages, and attorneys’ fees and costs. On February 2, 2009, NVIDIA’s suit against Rambus, originally filed in the U.S. District Court for the Middle District of North Carolina (see below) was transferred and consolidated into Rambus patent infringement case. Rambus filed a motion to dismiss NVIDIA’s claims prior to transfer of the action to California, and no decision has issued to date.

U.S. District Court in the Middle District of North Carolina

On July 11, 2008, one day after Rambus filed suit, NVIDIA filed its own action against Rambus in the U.S. District Court for the Middle District of North Carolina alleging that Rambus committed antitrust violations of the Sherman Act, committed antitrust violations of North Carolina law and engaged in unfair and deceptive practices in violation of North Carolina law. NVIDIA seeks injunctive relief, damages, and attorneys’ fees and costs. On September 8, 2008, Rambus filed a motion to dismiss the complaint. On September 17, 2008, Rambus filed a motion to transfer this action to the Northern District of California, where Rambus’ first-filed patent infringement suit is pending against NVIDIA. On December 1, 2008, the Court granted Rambus’ motion to transfer, and the case was consolidated into Rambus’ first-filed action on February 2, 2009.

International Trade Commission

On November 6, 2008, Rambus filed a complaint with the U.S. International Trade Commission (the “ITC”) requesting the commencement of an investigation pertaining to NVIDIA products. The complaint seeks an exclusion order barring the importation, sale for importation, or sale after importation of products that infringe nine Rambus patents from the Ware and Barth families of patents. The accused products include NVIDIA products that incorporate DDR, DDR2, DDR3, LPDDR, GDDR, GDDR2, and GDDR3 memory controllers, including graphics processors, and media and communications processors. The complaint names NVIDIA as a proposed respondent, as well as companies whose products incorporate accused NVIDIA products and are imported into the United States. Additional respondents include: Asustek Computer Inc. and Asus Computer International, BFG Technologies, Biostar Microtech and Biostar Microtech International Corp., Diablotek Inc., EVGA Corp., G.B.T. Inc. and Giga-Byte Technology Co., Hewlett-Packard, MSI Computer Corp. and Micro-Star International Co., Palit Multimedia Inc. and Palit Microsystems Ltd., Pine Technology Holdings, and Sparkle Computer Co.

On December 4, 2008, the ITC instituted the investigation. On February 12, 2009, NVIDIA filed a motion to stay the investigation pending resolution of Rambus’ appeal of the Delaware Order. On February 23, 2009, Rambus and the ITC’s Investigative Staff filed briefs in opposition to NVIDIA’s motion. On March 4, 2009, the ITC’s administrative law judge denied NVIDIA’s motion. A hearing on claim construction was held on March 24, 2009. On June 5, 2009, Rambus moved to withdraw from the investigation four of the asserted patents and certain claims of a fifth asserted patent in order to simplify the investigation, streamline the final hearing, and conserve ITC resources. A final hearing before the administrative law judge is scheduled for August 31 through September 11, 2009.

Potential Future Litigation

In addition to the litigation described above, participants in the DRAM and controller markets continue to adopt Rambus technologies into various products. Rambus has notified many of these companies of their use of Rambus technology and continues to evaluate how to proceed on these matters. There can be no assurance that any ongoing or future litigation will be successful. Rambus spends substantial company resources defending its intellectual property in litigation, which may continue for the foreseeable future given the multiple pending litigations. The outcomes of these litigations — as well as any delay in their resolution — could affect Rambus’ ability to license its intellectual property in the future.

The Company records a contingent liability when it is probable that a loss has been incurred and the amount is reasonably estimable in accordance with SFAS No. 5, “Accounting for Contingencies.”

We were originally incorporated in 1990. In 1997, we were reincorporated in Delaware. Our executive offices are located at 4440 El Camino Real, Los Altos, California. Our telephone number is (650) 947-5000 and our internet address is www.rambus.com. The information contained or incorporated in our website is not part of this prospectus.

The Offering

The following summary contains basic information about the notes and is not a complete description of the offering. Thus, it does not contain all the information that is important to you. For a more detailed description of the notes you should read the section titled “Description of the Notes.” For purposes of this summary of the offering and the “Description of the Notes,” references to “we,” “us,” “our,” “the Company” and “Rambus” refer solely to Rambus Inc. and not to its subsidiaries.

Issuer	Rambus Inc.

Notes Offered	$150,000,000 million aggregate principal amount (or $172,500,000 million aggregate principal amount, if the underwriters exercise in full their option to purchase additional notes solely to cover over-allotments, if any) of % Convertible Senior Notes due 2014.

Maturity Date	June 15, 2014, unless earlier redeemed, repurchased or converted.

Interest Payment Dates	December 15 and June 15 of each year, beginning on December 15, 2009.

Interest	% per annum, payable semiannually, in arrears. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking	The notes will be our general unsecured obligations and will:

• rank equal in right of payment to all of our existing and future senior indebtedness;

• rank senior in right of payment to all of our future indebtedness that is expressly subordinated to the notes;

• be effectively subordinated in right of payment to all of our existing and future secured obligations to the extent of the collateral securing those obligations; and

• be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, including trade credit.

At March 31, 2009, we had approximately $137 million aggregate principal amount of unsecured senior indebtedness outstanding (excluding the notes offered hereby, but including our zero coupon convertible senior notes due 2010 (the “existing notes”)), and our subsidiaries had approximately $1.4 million of liabilities outstanding, excluding inter-company obligations. We and our subsidiaries are not prohibited under the indenture from incurring additional other indebtedness. See “Description of the Notes — General.”

Right to Convert	Holders may convert their notes at their option at any time prior to March 15, 2014, only under the following circumstances:

• during any calendar quarter beginning after the calendar quarter ending September 30, 2009, and only during such calendar quarter, if the closing sale price of our common stock for 20 or more trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter;

• during the five business day period after any 10 consecutive trading day period in which the trading price per $1,000 principal amount of notes for each trading day of such 10 consecutive trading day period was less than 98% of the product of the closing sale price of our common stock for such trading day and the applicable conversion rate;

• upon the occurrence of specified distributions to holders of our common stock;

• upon a fundamental change; or

• if we call any or all of the notes for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date.

On and after March 15, 2014, holders may convert their notes at any time until the close of business on the third business day prior to the maturity date, regardless of the foregoing circumstances.

The initial conversion rate of the notes is per $1,000 principal amount of notes, subject to adjustment as described under “Description of the Notes — Conversion of Notes — Conversion Rate Adjustments — Adjustment Events.” The initial conversion rate is equivalent to a conversion price of approximately $ per share. In addition, upon the occurrence of certain fundamental changes, we may be required to increase the conversion rate, as described under “Description of the Notes — Conversion of Notes — Adjustment to Conversion Rate upon Certain Fundamental Changes.”

Except as described in “Description of the Notes — Conversion of Notes,” upon any conversion, holders will not receive any separate cash payment representing accrued and unpaid interest, including additional interest, if any.

Optional Redemption	We may not redeem any of the notes at our option prior to June 15, 2012. At any time on or after June 15, 2012, we will have the right, at our option, to redeem the notes in whole or in part for cash if the closing sale price of our common stock for at least 20 of the 30 consecutive trading days immediately prior to any date we give a notice of redemption is greater than 130% of the conversion price on the date of such notice. The redemption price will equal 100% of the principal amount of the notes to be redeemed, together with accrued and unpaid interest, if any, on the principal amount of the notes redeemed, to but excluding the date of redemption. However, if the redemption date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest (including additional interest, if any), if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date, and not to the holder submitting the notes for redemption, if different. We will make at least six semi-annual interest payments (including the interest payments due on December 15, 2009 and June 15, 2012) in the full amount required by the indenture before we redeem the notes at our option. See “Description of the Notes — Optional Redemption.”

Fundamental Change	In the event of a fundamental change, each holder may require us to repurchase some or all of its notes for cash at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, in each case to, but excluding, the date of repurchase. See “Description of the Notes — Repurchase of Notes at the Option of Holders upon a Fundamental Change.”

Conversion Rate Adjustment upon Certain Fundamental Changes	If certain fundamental changes occur, we may be required to increase the conversion rate for any notes converted in connection with such fundamental changes by a specified number of shares of our common stock. A description of how the conversion rate would be increased and a table showing the conversion rate that would apply at various stock prices and fundamental change adjustment dates are set forth under “Description of the Notes — Conversion of Notes — Adjustment to Conversion Rate upon Certain Fundamental Changes.”

Sinking Fund	None.

Use of Proceeds	We estimate that the net proceeds to us from the sale of the notes will be approximately $ million (or $ million if the underwriters exercise their over-allotment option in full), after deducting underwriters’ discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, which may include financing potential acquisitions and strategic transactions, repayment of our existing notes, and working capital. See “Use of Proceeds.”

Trustee and Paying Agent	U.S. Bank National Association.

DTC Eligibility	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of a nominee of DTC. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Notes — Book-Entry Delivery and Form.”

Listing and Trading	The notes will not be listed on any securities exchange. Our common stock is listed on the NASDAQ Global Select Market under the symbol “RMBS.”

Governing Law	The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	An investment in the notes involves risks. You should carefully consider the information set forth in the sections of this prospectus entitled “Risk Factors,” as well as other information included in or incorporated by reference into this prospectus and before deciding whether to invest in the notes.

Summary Consolidated Financial Data

The summary consolidated statement of operations data below for the years ended December 31, 2006, 2007 and 2008 have been derived from our audited consolidated financial statements that are incorporated by reference in this prospectus, and are qualified by reference to such financial statements. The summary consolidated statement of operations data below for the three months ended March 31, 2008 and 2009, and the summary consolidated balance sheet data as of March 31, 2009, have been derived from our unaudited consolidated financial statements that are incorporated by reference in this prospectus. In the opinion of management, such unaudited quarterly financial data contains all adjustments necessary for the fair statement of our financial position and results of operations as of and for such periods. Operating results for the three months ended March 31, 2009 are not necessarily indicative of results that may be expected for the full year or future periods.

The as adjusted balance sheet data column gives effect to the issuance and sale of the notes in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us (assuming no exercise of the underwriters’ over-allotment option to purchase additional notes), as if such event took place on March 31, 2009. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference in this prospectus.

	Years Ended December 31,			Three Months Ended March 31,
	2006	2007	2008	2008	2009
				(Unaudited)
	(In thousands, except per share data)

Consolidated Statement of Operations Data(1):
Revenue:
Royalties	$168,916	$154,306	$126,910	$33,093	$26,169
Contract revenue	26,408	25,634	15,584	6,645	1,165

Total revenue	195,324	179,940	142,494	39,738	27,334

Costs and expenses:
Cost of contract revenue	30,392	27,124	21,303	7,233	2,183
Research and development	68,977	82,877	76,222	21,502	17,837
Marketing, general and administrative	104,561	120,597	124,077	33,321	37,156
Restructuring costs	—	—	4,185	—	—
Impairment of intangible assets	—	—	2,158	—	—
Costs (recovery) of restatement and related legal activities	31,436	19,457	3,262	912	(13,639)

Total costs and expenses	235,366	250,055	231,207	62,968	43,537

Operating loss	(40,042)	(70,115)	(88,713)	(23,230)	(16,203)

Interest income and other income (expense), net(1)	17,495	21,759	15,199	4,595	1,440
Interest expense(2)	(10,196)	(11,011)	(11,805)	(2,888)	(2,670)

Interest and other income (expense), net	7,299	10,748	3,394	1,707	(1,230)

Loss before income taxes	(32,743)	(59,367)	(85,319)	(21,523)	(17,433)
Provision for (benefit from) income taxes(1)	(14,737)	(25,146)	113,791	(7,169)	(7)

Net loss	$(18,006)	$(34,221)	$(199,110)	$(14,354)	$(17,426)

Net loss per share:
Basic	$(0.17)	$(0.33)	$(1.90)	$(0.14)	$(0.17)

Diluted	$(0.17)	$(0.33)	$(1.90)	$(0.14)	$(0.17)

Weighted average shares used in per share calculation:
Basic	103,048	104,056	104,574	104,683	104,376

Diluted	103,048	104,056	104,574	104,683	104,376

(1)	Reflects the implementation of Financial Accounting Standards Board Staff Position (“FSP”) APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement), or FSP APB 14-1. See Note 1, “Basis of Presentation,” and Note 15, “Convertible Notes,” to our unaudited condensed consolidated financial statements, which appear in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009 and Note 2A, “Retrospective Adoption of New Accounting Pronouncement,” to our audited consolidated financial statements which appear in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 22, 2009.

(2)	Non-cash interest expense is a result of adoption of FSP APB 14-1.

	As of March 31, 2009
	Actual	As Adjusted(2)
	(In thousands)
	(Unaudited)

Consolidated Balance Sheet Data(1):
Cash and cash equivalents	$125,838	$
Other current assets	231,251
Total assets	395,292
Total liabilities	167,045
Stockholders’ equity	228,247

(1)	Reflects the implementation of FSP APB 14-1. See Note 1, “Basis of Presentation,” and Note 15, “Convertible Notes,” to our unaudited condensed consolidated financial statements, which appear in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009 and Note 2A, “Retrospective Adoption of New Accounting Pronouncement,” to our audited consolidated financial statements which appear in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 22, 2009.

(2)	Certain of the as adjusted amounts shown are estimates that reflect the application of FSP APB 14-1, which requires issuers to separately account for the debt and equity components of convertible debt instruments that allow for cash settlement.

RISK FACTORS

Investing in the notes and our common stock involves a high degree of risk. In addition to the other information contained in this prospectus and in documents that we incorporate by reference, you should carefully consider the risks discussed below before making a decision about investing in our securities. The risks and uncertainties discussed below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the market value of the notes and the trading price of our common stock could decline and you could lose part or all of your investment.

Litigation, Regulation and Business Risks Related to our Intellectual Property

We face current and potential adverse determinations in litigation stemming from our efforts to protect and enforce our patents and intellectual property, which could broadly impact our intellectual property rights, distract our management and cause a substantial decline in our revenue and stock price.

We seek to diligently protect our intellectual property rights. In connection with the extension of our licensing program to SDR SDRAM-compatible and DDR SDRAM-compatible products, we became involved in litigation related to such efforts against different parties in multiple jurisdictions. In each of these cases, we have claimed infringement of certain of our patents, while the manufacturers of such products have generally sought damages and a determination that the patents in suit are invalid, unenforceable, and not infringed. Among other things, the opposing parties have alleged that certain of our patents are unenforceable because we engaged in document spoliation, litigation misconduct and/or acted improperly during our 1991 to 1995 participation in the JEDEC standard setting organization (including allegations of antitrust violations and unfair competition). See “Summary — Litigation Updates.”

There can be no assurance that any or all of the opposing parties will not succeed, either at the trial or appellate level, with such claims or counterclaims against us or that they will not in some other way establish broad defenses against our patents, achieve conflicting results, or otherwise avoid or delay paying royalties for the use of our patented technology. Moreover, there is a risk that if one party prevails against us, other parties could use the adverse result to defeat or limit our claims against them; conversely, there can be no assurance that if we prevail against one party, we will succeed against other parties on similar claims, defenses, or counterclaims. In addition, there is the risk that the pending litigations and other circumstances may cause us to accept less than what we now believe to be fair consideration in settlement.

Any of these matters, whether or not determined in our favor or settled by us, is costly, may cause delays (including delays in negotiating licenses with other actual or potential licensees), will tend to discourage future design partners, will tend to impair adoption of our existing technologies and divert the efforts and attention of our management and technical personnel from other business operations. In addition, we may be unsuccessful in our litigation if we have difficulty obtaining the cooperation of former employees and agents who were involved in our business during the relevant periods related to our litigation and are now needed to assist in cases or testify on our behalf. Furthermore, any adverse determination or other resolution in litigation could result in our losing certain rights beyond the rights at issue in a particular case, including, among other things: our being effectively barred from suing others for violating certain or all of our intellectual property rights; our patents being held invalid or unenforceable or not infringed; our being subjected to significant liabilities; our being required to seek licenses from third parties; our being prevented from licensing our patented technology; or our being required to renegotiate with current licensees on a temporary or permanent basis. Even if we are successful in our litigation, there is no guarantee that the applicable opposing parties will be able to pay any damages awards timely or at all as a result of financial difficulties or otherwise. Delay or any or all of these adverse results could cause a substantial decline in our revenue and stock price.

An adverse resolution by or with a governmental agency, such as the European Commission or patent offices, could result in severe limitations on our ability to protect and license our intellectual property, and would cause our revenue to decline substantially.

From time to time, we are subject to proceedings by government agencies. These proceedings, or one by any other governmental agency, may result in adverse determinations against us or in other outcomes that could limit our ability to enforce or license our intellectual property, and could cause our revenue to decline substantially.

In addition, third parties have and may attempt to use adverse findings by a government agency to limit our ability to enforce or license our patents in private litigations and to assert claims for monetary damages against us. Although we have successfully defeated certain attempts to do so, there can be no assurance that other third parties will not be successful in the future or that additional claims or actions arising out of adverse findings by a government agency will not be asserted against us.

Further, third parties have sought and may seek review and reconsideration of the patentability of inventions claimed in certain of our patents by U.S. Patent and Trademark Office (“PTO”) and/or the European Patent Office (the “EPO”). Currently, we are subject to several re-examination proceedings, including proceedings initiated by NVIDIA, Samsung, Hynix and Micron as a defensive action in connection with our litigation against those companies. An adverse decision by the PTO or EPO could invalidate some or all of these patent claims and could also result in additional adverse consequences affecting other related U.S. or European patents, including in our intellectual property litigation. If a sufficient number of such patents are impaired, our ability to enforce or license our intellectual property would be significantly weakened and this could cause our revenue to decline substantially.

The pendency of any governmental agency acting as described above may impair our ability to enforce or license our patents or collect royalties from existing or potential licensees, as our litigation opponents may attempt to use such proceedings to delay or otherwise impair any pending cases and our existing or potential licensees may await the final outcome of any proceedings before agreeing to new licenses or pay royalties.

Litigation or other third-party claims of intellectual property infringement could require us to expend substantial resources and could prevent us from developing or licensing our technology on a cost-effective basis.

Our research and development programs are in highly competitive fields in which numerous third parties have issued patents and patent applications with claims closely related to the subject matter of our research and development programs. We have also been named in the past, and may in the future be named, as a defendant in lawsuits claiming that our technology infringes upon the intellectual property rights of third parties. In the event of a third-party claim or a successful infringement action against us, we may be required to pay substantial damages, to stop developing and licensing our infringing technology, to develop non-infringing technology, and to obtain licenses, which could result in our paying substantial royalties or our granting of cross licenses to our technologies. Threatened or ongoing third-party claims or infringement actions may prevent us from pursuing additional development and licensing arrangements for some period. For example, we may discontinue negotiations with certain customers for additional licensing of our patents due to the uncertainty caused by our ongoing litigation on the terms of such licenses or of the terms of such licenses on our litigation. We may not be able to obtain licenses from other parties at a reasonable cost, or at all, which could cause us to expend substantial resources, or result in delays in, or the cancellation of, new product.

If we are unable to successfully protect our inventions through the issuance and enforcement of patents, our operating results could be adversely affected.

We have an active program to protect our proprietary inventions through the filing of patents. There can be no assurance, however, that:

•	any current or future U.S. or foreign patent applications will be approved and not be challenged by third parties;

•	our issued patents will protect our intellectual property and not be challenged by third parties;

•	the validity of our patents will be upheld;

•	our patents will not be declared unenforceable;

•	the patents of others will not have an adverse effect on our ability to do business;

•	Congress or the U.S. courts or foreign countries will not change the nature or scope of rights afforded patents or patent owners or alter in an adverse way the process for seeking patents;

•	changes in law will not be implemented that will affect our ability to protect and enforce our patents and other intellectual property;

•	new legal theories and strategies utilized by our competitors will not be successful; or

•	others will not independently develop similar or competing chip interfaces or design around any patents that may be issued to us.

If any of the above were to occur, our operating results could be adversely affected.

Our inability to protect and own the intellectual property we create would cause our business to suffer.

We rely primarily on a combination of license, development and nondisclosure agreements, trademark, trade secret and copyright law, and contractual provisions to protect our non-patentable intellectual property rights. If we fail to protect these intellectual property rights, our licensees and others may seek to use our technology without the payment of license fees and royalties, which could weaken our competitive position, reduce our operating results and increase the likelihood of costly litigation. The growth of our business depends in large part on the use of our intellectual property in the products of third party manufacturers, and our ability to enforce intellectual property rights against them to obtain appropriate compensation. In addition, effective trade secret protection may be unavailable or limited in certain foreign countries. Although we intend to protect our rights vigorously, if we fail to do so, our business will suffer.

We rely upon the accuracy on our licensees’ recordkeeping, and any inaccuracies or payment disputes for amounts owed to us under our licensing agreements may harm our results of operations.

Many of our license agreements require our licensees to document the manufacture and sale of products that incorporate our technology and report this data to us on a quarterly basis. While licenses with such terms give us the right to audit books and records of our licensees to verify this information, audits rarely are undertaken because they can be expensive, time consuming, and potentially detrimental to our ongoing business relationship with our licensees. Therefore, we rely on the accuracy of the reports from licensees without independently verifying the information in them. Our failure to audit our licensees’ books and records may result in our receiving more or less royalty revenue than we are entitled to under the terms of our license agreements. If we conduct royalty audits in the future, such audits may trigger disagreements over contract terms with our licensees and such disagreements could hamper customer relations, divert the efforts and attention of our management from normal operations and impact our business operations and financial condition.

We may not be able to satisfy, and Qimonda may avoid, the requirements under the Qimonda settlement and license agreement that would require Qimonda to pay us up to an additional $100.0 million in royalty payments.

On March 21, 2005, we entered into a settlement and patent license agreement with Infineon (and its former parent Siemens), which was assigned to Qimonda (formerly Infineon’s DRAM operations) in October 2006 in connection with Infineon’s spin-off of Qimonda. The agreement, among other things, provides that if we enter into licenses with certain other DRAM manufacturers, Qimonda will be required to make certain additional payments to us that may aggregate up to $100.0 million. As we have not yet succeeded in entering into these additional license agreements necessary to trigger Qimonda’s obligations, Qimonda’s quarterly payment ceased as of the first quarter of 2008. The quarterly payments with Qimonda will not recommence until we enter into additional license agreements with certain other DRAM manufacturers. We may not succeed in entering into these additional license agreements necessary to trigger Qimonda’s obligations under the settlement and patent license agreement to pay to us additional amounts, thereby reducing the value of the settlement and license agreement to us.

In addition, Qimonda commenced insolvency proceedings in Germany in January 2009, with the intent to restructure Qimonda and its affiliates. On June 8, 2009, Rambus received written notice from the court appointed administrator in the insolvency proceedings of Qimonda (the “Administrator”) of the Administrator’s election of Non-Performance under Section 103 of the German Insolvency Code with respect to the license agreement. According to this notice, the Administrator has determined the license agreement is no longer enforceable by either party as of April 1, 2009. Furthermore, the notice states that the Administrator has terminated the license agreement. The Administrator has indicated that he is commencing a liquidation of Qimonda’s assets. As a result of the Administrator’s actions, we may be unable to obtain any future payment from Qimonda or its successors.

An acquisition by Qimonda of a third party DRAM manufacturer could make it more difficult for us to obtain royalty rates we believe are appropriate and could reduce the number of companies in our antitrust litigation.

On or about July 8, 2008, we amended our patent license agreement with Qimonda. As discussed above, while the status and enforceability of the amended agreement is unclear due to Qimonda’s insolvency proceedings, the amended agreement grants a supplemental term license of approximately the same scope as the original term license originally provided for in the agreement, but specifies that in the event Infineon ceases to control or otherwise own a majority of Qimonda shares, certain competitors would not accede to this license upon such competitor’s acquisition of control of Qimonda. Furthermore, such acquiring competitor would not receive the benefit of a release from Rambus for past damages, including past infringement of Rambus’ patent portfolio. To the extent that Qimonda acquires another company, including such certain competitors, the acquired company would accede to the license and would be eligible to receive the benefit of the release from Rambus for past damages. Following such an acquisition by Qimonda, the combined entity would be required to pay a stepped up payment calculated in accordance with the percentage increase in the DRAM volume brought about by the acquisition. Such an increase in the payments could make it more difficult for us to obtain the royalties we believe are appropriate from the market as a whole. Such an acquisition by Qimonda of any of the certain competitors would in addition reduce the number of companies from which we may seek compensation for the antitrust injury alleged by us in our pending price-fixing action in San Francisco. Except in the case of the certain competitors, the extension of any such benefits to a third party entity, whether acquiring control or otherwise a majority of shares of Qimonda or being acquired by Qimonda, could, in addition, result in the release of claims to such third party entity, thus reducing the number of companies from which we may seek compensation for patent damages.

Any dispute regarding our intellectual property may require us to indemnify certain licensees, the cost of which could severely hamper our business operations and financial condition.

In any potential dispute involving our patents or other intellectual property, our licensees could also become the target of litigation. While we generally do not indemnify our licensees, some of our license agreements provide limited indemnities, some require us to provide technical support and information to a licensee that is involved in litigation involving use of our technology, and we may agree to indemnify others in the future. Our indemnification and support obligations could result in substantial expenses. In addition to the time and expense required for us to indemnify or supply such support to our licensees, a licensee’s development, marketing and sales of licensed semiconductors could be severely disrupted or shut down as a result of litigation, which in turn could severely hamper our business operations and financial condition.

Risks Associated With Our Business, Industry and Market Conditions

If market leaders do not adopt our innovations, our results of operations could decline.

An important part of our strategy is to penetrate market segments for chip interfaces by working with leaders in those market segments. This strategy is designed to encourage other participants in those segments to follow such leaders in adopting our chip interfaces. If a high profile industry participant adopts our chip interfaces but fails to achieve success with its products or adopts and achieves success with a competing chip interface, our reputation and sales could be adversely affected. In addition, some industry participants have adopted, and others may in the future adopt, a strategy of disparaging our memory solutions adopted by their competitors or a strategy of otherwise undermining the market adoption of our solutions.

We target system companies to adopt our chip interface technologies, particularly those that develop and market high volume business and consumer products, which have traditionally been focused on PCs, including PC graphics processors, and video game consoles, but also are expanding to include HDTVs, cellular and digital phones, PDAs, digital cameras and other consumer electronics that incorporate all varieties of memory and chip interfaces. In particular, our strategy includes gaining acceptance of our technology in high volume consumer applications, including video game consoles, such as the Sony PlayStation®2 and Sony PLAYSTATION®3, HDTVs and set top boxes. We are subject to many risks beyond our control that influence whether or not a particular system company will adopt our chip interfaces, including, among others:

•	competition faced by a system company in its particular industry;

•	the timely introduction and market acceptance of a system company’s products;

•	the engineering, sales and marketing and management capabilities of a system company;

•	technical challenges unrelated to our chip interfaces faced by a system company in developing its products;

•	the financial and other resources of the system company;

•	the supply of semiconductors from our licensees in sufficient quantities and at commercially attractive prices;

•	the ability to establish the prices at which the chips containing our chip interfaces are made available to system companies; and

•	the degree to which our licensees promote our chip interfaces to a system company.

There can be no assurance that consumer products that currently use our technology will continue to do so, nor can there be any assurance that the consumer products that incorporate our technology will be successful in their segments thereby generating expected royalties, nor can there be any assurance that any of our technologies selected for licensing will be implemented in a commercially developed or distributed product.

If any of these events occur and market leaders do not successfully adopt our technologies, our strategy may not be successful and, as a result, our results of operations could decline.

We operate in an industry that is highly cyclical and in which the number of our potential customers may be in decline as a result of industry consolidation, and we face intense competition that may cause our results of operations to suffer.

The semiconductor industry is intensely competitive and has been impacted by price erosion, rapid technological change, short product life cycles, cyclical market patterns and increasing foreign and domestic competition. As the semiconductor industry is highly cyclical, significant economic downturns characterized by diminished demand, erosion of average selling prices, production overcapacity and production capacity constraints could affect the semiconductor industry. We are currently experiencing such a period of economic downturn. As a result, we may face a reduced number of licensing wins, tightening of customers’ operating budgets, difficulty or inability of our customers to pay our licensing fees, extensions of the approval process for new licenses, as discussed below, and consolidation among our customers, all of which may adversely affect the demand for our technology and may cause us to experience substantial period-to-period fluctuations in our operating results.

Many of our customers operate in industries that have experienced significant declines as a result of the current economic downturn. In particular, DRAM manufacturers, which make up a majority of our existing and potential licensees, have suffered material losses and other adverse effects to their businesses. These factors may result in industry consolidation as companies seek to reduce costs and improve profitability through business combinations. Consolidation among our existing DRAM and other customers may result in loss of revenues under existing license agreements. Consolidation among companies in the DRAM and other industries within which we license our technology may reduce the number of future licensees for our products and services. In either case, consolidation in the DRAM and other industries in which we operate may negatively impact our short-term and long-term business prospects, licensing revenues and results of operations.

Some semiconductor companies have developed and support competing logic chip interfaces including their own serial link chip interfaces and parallel bus chip interfaces. We also face competition from semiconductor and intellectual property companies who provide their own DDR memory chip interface technology and solutions. In addition, most DRAM manufacturers, including our XDR licensees, produce versions of DRAM such as SDR, DDRx and GDDRx SDRAM which compete with XDR chips. We believe that our principal competition for memory chip interfaces may come from our licensees and prospective licensees, some of which are evaluating and developing products based on technologies that they contend or may contend will not require a license from us. In addition, our competitors are also taking a system approach similar to ours in seeking to solve the application needs of system companies. Many of these companies are larger and may have better access to financial, technical and other resources than we possess. Wider applications of other developing memory technologies, including FLASH memory, may also pose competition to our licensed memory solutions.

JEDEC has standardized what it calls extensions of DDR, known as DDR2 and DDR3. Other efforts are underway to create other products including those sometimes referred to as GDDR4 and GDDR5, as well as new ways to integrate products such as system-in-package DRAM. To the extent that these alternatives might provide comparable system performance at lower or similar cost than XDR memory chips, or are perceived to require the payment of no or lower royalties, or to the extent other factors influence the industry, our licensees and prospective licensees may adopt and promote alternative technologies. Even to the extent we determine that such alternative technologies infringe our patents, there can be no assurance that we would be able to negotiate agreements that would result in royalties being paid to us without litigation, which could be costly and the results of which would be uncertain. In the industry standard and leadership serial link chip interface business, we face additional competition from semiconductor companies that sell discrete transceiver chips for use in various types of systems, from semiconductor companies that develop their own serial link chip interfaces, as well as from competitors, such as ARM and Synopsys, which license similar serial link chip interface products and digital controllers. At the 10 Gb/s speed, competition will also come from optical technology sold by system and semiconductor companies. There are standardization efforts under way or completed for serial links from standard bodies such as PCI-SIG and OIF. We may face increased competition from these types of consortia in the future that could negatively impact our serial link chip interface business.

In the FlexIO processor bus chip interface market segment, we face additional competition from semiconductor companies who develop their own parallel bus chip interfaces, as well as competitors who license similar parallel bus chip interface products. We may also see competition from industry consortia or standard setting bodies that could negatively impact our FlexIO processor bus chip interface business.

As with our memory chip interface products, to the extent that competitive alternatives to our serial or parallel logic chip interface products might provide comparable system performance at lower or similar cost, or are perceived to require the payment of no or lower royalties, or to the extent other factors influence the industry, our licensees and prospective licensees may adopt and promote alternative technologies, which could negatively impact our memory and logic chip interface business.

If for any of these reasons we cannot effectively compete in these primary market segments, our results of operations could suffer.

In order to grow, we may have to invest more resources in research and development than anticipated, which could increase our operating expenses and negatively impact our operating results.

If new competitors, technological advances by existing competitors, our entry into new markets, or other competitive factors require us to invest significantly greater resources than anticipated in our research and development efforts, our operating expenses would increase. For the three months ended March 31, 2009 and 2008, research and development expenses were $17.8 million and $21.5 million, respectively, including stock-compensation of approximately $2.7 million and $3.9 million, respectively. If we are required to invest significantly greater resources than anticipated in research and development efforts without an increase in revenue, our operating results could decline. Research and development expenses are likely to fluctuate from time to time to the extent we make periodic incremental investments in research and development, and these investments may be independent of our level of revenue. In order to grow, which may include entering new markets, we anticipate that we will continue to devote substantial resources to research and development. We expect these expenses to increase in absolute dollars in the foreseeable future due to the increased complexity and the greater number of products under development as well as selectively hiring additional employees.

Our revenue is concentrated in a few customers, and if we lose any of these customers, our revenue may decrease substantially.

We have a high degree of revenue concentration, with our top five licensees representing approximately 79% and 67% of our revenues for the three months ended March 31, 2009 and 2008, respectively. For the three months ended March 31, 2009, revenues from Fujitsu, NEC, AMD and Panasonic each accounted for 10% or more of our total revenue. For the three months ended March 31, 2008, revenues from Elpida, Fujitsu and Sony each accounted for 10% or more of our total revenue. We may continue to experience significant revenue concentration for the foreseeable future.

In addition, some of our commercial agreements require us to provide certain customers with the lowest royalty rate that we provide to other customers for similar technologies, volumes and schedules. These clauses may limit our ability to effectively price differently among our customers, to respond quickly to market forces, or otherwise to compete on the basis of price. The particular licensees which account for revenue concentration have varied from period to period as a result of the addition of new contracts, expiration of existing contracts, industry consolidation, the expiration of deferred revenue schedules under existing contracts, and the volumes and prices at which the licensees have recently sold licensed semiconductors to system companies. These variations are expected to continue in the foreseeable future, although we anticipate that revenue will continue to be concentrated in a limited number of licensees.

We are in negotiations with licensees and prospective licensees to reach patent license agreements for DRAM devices and DRAM controllers. We expect that patent license royalties will continue to vary from period to period based on our success in renewing existing license agreements and adding new licensees, as well as the level of variation in our licensees’ reported shipment volumes, sales price and mix, offset in part by the proportion of licensee payments that are fixed. A number of our material license agreements are scheduled to expire throughout 2010, including those of three licensees, each of which accounted for more than 10% of our revenue in 2008. We are currently in discussions with those licensees whose agreements are scheduled to expire in 2010. However, we cannot provide any assurance that we will reach agreement on renewal terms or that the royalty rates we will be entitled to receive under the new agreements will be as favorable to us as our current agreements. If we are unsuccessful in renewing any of these patent license agreements, our results of operations may decline significantly.

Weakening global economic conditions may adversely affect demand for our products and services.

Our operations and performance depend significantly on worldwide economic conditions, and the U.S. and world economies are undergoing a period of recession. Uncertainty about current global economic conditions poses a risk as consumers and businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values, which could have a material negative effect on the demand for the products of our licensees in the foreseeable future. Other factors that could influence demand include continuing increases in fuel and energy costs, competitive pressures, including pricing pressures, from companies that have competing products, changes in the credit market, conditions in the residential real estate and mortgage markets, consumer confidence, and other macroeconomic factors affecting consumer spending behavior. If our licensees experience reduced demand for their products as a result of economic conditions or otherwise, our business and results of operations could be harmed. In addition, a continuation of current conditions in credit markets could limit our ability to obtain external financing to fund our operations and capital expenditures.

If our commercial counterparties are unable to fulfill their financial and other obligations to us, our business and results of operations may be affected adversely.

The downturn in worldwide economic conditions threatens the financial health of our commercial counterparties, including companies with whom we have entered into licensing arrangements and litigation settlements that provide for ongoing payments to us, and their ability to fulfill their financial and other obligations to us. As discussed in further detail above, we are a party to a settlement and licensing agreement with Qimonda, which provides that, subject to certain conditions that have not yet been fulfilled, Qimonda may be required to make additional royalty payments to us of up to $100.0 million. In January 2009, Qimonda filed for bankruptcy, and in June 2009, we terminated their license. On June 8, 2009, Rambus received notice that the Qimonda Administrator has determined that the license agreement is no longer enforceable by either party as of April 1, 2009. In addition, Spansion, which was one of our licensees and owes us an immaterial amount, filed a voluntary petition for Chapter 11 reorganization relief in Delaware federal court in March 2009, and is now operating as debtors-in-possession under the jurisdiction of the bankruptcy court. Because bankruptcy courts have the power to modify or cancel contracts of the petitioner which remain subject to future performance and alter or discharge payment obligations related to pre-petition debts, we may receive less than all of the payments that we would otherwise be entitled to receive from Qimonda or Spansion as a result of their bankruptcy proceedings. If we are unable to collect all of such payments owed to us, or if other of our commercial counterparties enter into bankruptcy or otherwise seek to renegotiate their financial obligations to us as a result of the deterioration of their financial health, our business and results of operations may be affected adversely.

Our business and operating results may be harmed if we undertake any restructuring activities or if we are unable to manage growth in our business.

From time to time, we may undertake to restructure our business, such as the reduction in our workforce that we announced in August 2008. There are several factors that could cause a restructuring to have an adverse effect on our business, financial condition and results of operations. These include potential disruption of our operations, the development of our technology, the deliveries to our customers and other aspects of our business. Employee morale and productivity could also suffer and we may lose employees whom we want to keep. Loss of sales, service and engineering talent, in particular, could damage our business. Any restructuring would require substantial management time and attention and may divert management from other important work. Employee reductions or other restructuring activities also cause us to incur restructuring and related expenses such as severance expenses. Moreover, we could encounter delays in executing any restructuring plans, which could cause further disruption and additional unanticipated expense.

Our business historically has experienced periods of rapid growth that have placed, and may continue to place, significant demands on our managerial, operational and financial resources. In managing this growth, we must continue to improve and expand our management, operational and financial systems and controls. We also need to continue to expand, train and manage our employee base. We cannot assure you that we will be able to timely and effectively meet demand and maintain the quality standards required by our existing and potential customers and licensees. If we ineffectively manage our growth or we are unsuccessful in recruiting and retaining personnel, our business and operating results will be harmed.

If we cannot respond to rapid technological change in the semiconductor industry by developing new innovations in a timely and cost effective manner, our operating results will suffer.

The semiconductor industry is characterized by rapid technological change, with new generations of semiconductors being introduced periodically and with ongoing improvements. We derive most of our revenue from our chip interface technologies that we have patented. We expect that this dependence on our fundamental technology will continue for the foreseeable future. The introduction or market acceptance of competing chip interfaces that render our chip interfaces less desirable or obsolete would have a rapid and material adverse effect on our business, results of operations and financial condition. The announcement of new chip interfaces by us could cause licensees or system companies to delay or defer entering into arrangements for the use of our current chip interfaces, which could have a material adverse effect on our business, financial condition and results of operations. We are dependent on the semiconductor industry to develop test solutions that are adequate to test our chip interfaces and to supply such test solutions to our customers and us.

Our continued success depends on our ability to introduce and patent enhancements and new generations of our chip interface technologies that keep pace with other changes in the semiconductor industry and which achieve rapid market acceptance. We must continually devote significant engineering resources to addressing the ever increasing need for higher speed chip interfaces associated with increases in the speed of microprocessors and other controllers. The technical innovations that are required for us to be successful are inherently complex and require long development cycles, and there can be no assurance that our development efforts will ultimately be successful. In addition, these innovations must be:

•	completed before changes in the semiconductor industry render them obsolete;

•	available when system companies require these innovations; and

•	sufficiently compelling to cause semiconductor manufacturers to enter into licensing arrangements with us for these new technologies.

Finally, significant technological innovations generally require a substantial investment before their commercial viability can be determined. There can be no assurance that we have accurately estimated the amount of resources required to complete the projects, or that we will have, or be able to expend, sufficient resources required for these types of projects. In addition, there is market risk associated with these products, and there can be no assurance that unit volumes, and their associated royalties, will occur. If our technology fails to capture or maintain a portion of the high volume consumer market, our business results could suffer.

If we cannot successfully respond to rapid technological changes in the semiconductor industry by developing new products in a timely and cost effective manner our operating results will suffer.

Some of our revenue is subject to the pricing policies of our licensees over whom we have no control.

We have no control over our licensees’ pricing of their products and there can be no assurance that licensee products using or containing our chip interfaces will be competitively priced or will sell in significant volumes. One important requirement for our memory chip interfaces is for any premium charged by our licensees in the price of memory and controller chips over alternatives to be reasonable in comparison to the perceived benefits of the chip interfaces. If the benefits of our technology do not match the price premium charged by our licensees, the resulting decline in sales of products incorporating our technology could harm our operating results.

Our licensing cycle is lengthy and costly and our marketing and licensing efforts may be unsuccessful.

The process of persuading customers to adopt and license our chip interface technologies can be lengthy and, even if successful, there can be no assurance that our chip interfaces will be used in a product that is ultimately brought to market, achieves commercial acceptance, or results in significant royalties to us. We generally incur significant marketing and sales expenses prior to entering into our license agreements, generating a license fee and establishing a royalty stream from each licensee. The length of time it takes to establish a new licensing relationship can take many months. In addition, our ongoing intellectual property litigation and regulatory actions have and will likely continue to have an impact on our ability to enter into new licenses and renewals of licenses. As such, we may incur costs in any particular period before any associated revenue stream begins. If our marketing and sales efforts are very lengthy or unsuccessful, then we may face a material adverse effect on our business and results of operations as a result of delay or failure to obtain royalties.

Future revenue is difficult to predict for several reasons, and our failure to predict revenue accurately may cause us to miss analysts’ estimates and result in our stock price declining.

Our lengthy and costly license negotiation cycle makes our future revenue difficult to predict because we may not be successful in entering into licenses with our customers on our estimated timelines.

While some of our license agreements provide for fixed, quarterly royalty payments, many of our license agreements provide for volume-based royalties. The sales volume and prices of our licensees’ products in any given period can be difficult to predict. As a result, our actual results may differ substantially from analyst estimates or our forecasts in any given quarter.

In addition, a portion of our revenue comes from development and support services provided to our licensees. Depending upon the nature of the services, a portion of the related revenue may be recognized ratably over the support period, or may be recognized according to contract accounting. Contract revenue accounting may result in deferral of the service fees to the completion of the contract, or may be recognized over the period in which services are performed on a percentage-of-completion basis. There can be no assurance that the product development schedule for these projects will not be changed or delayed. All of these factors make it difficult to predict future licensing revenue and may result in our missing previously announced earnings guidance or analysts’ estimates which would likely cause our stock price to decline.

Our quarterly and annual operating results are unpredictable and fluctuate, which may cause our stock price to be volatile and decline.

Since many of our revenue components fluctuate and are difficult to predict, and our expenses are largely independent of revenue in any particular period, it is difficult for us to accurately forecast revenue and profitability. Factors other than those set forth above, which are beyond our ability to control or assess in advance, that could cause our operating results to fluctuate include:

•	semiconductor and system companies’ acceptance of our chip interface products;

•	the success of high volume consumer applications, such as the Sony PLAYSTATION®3;

•	the dependence of our royalties upon fluctuating sales volumes and prices of licensed chips that include our technology;

•	the seasonal shipment patterns of systems incorporating our chip interface products;

•	the loss of any strategic relationships with system companies or licensees;

•	semiconductor or system companies discontinuing major products incorporating our chip interfaces;

•	the unpredictability of litigation results and the timing and amount of any litigation expenses;

•	changes in our chip and system company customers’ development schedules and levels of expenditure on research and development;

•	our licensees terminating or failing to make payments under their current contracts or seeking to modify such contracts, whether voluntarily or as a result of financial difficulties;

•	changes in our strategies, including changes in our licensing focus and/or possible acquisitions of companies with business models different from our own; and

•	changes in the economy and credit market and their effects upon demand for our technology and the products of our licensees.

For the three months ended March 31, 2009 and 2008, royalties accounted for 96% and 83%, respectively, of our total revenue.

We believe that royalties will continue to represent a majority of total revenue for the foreseeable future. Royalties are generally recognized in the quarter in which we receive a report from a licensee regarding the sale of licensed chips in the prior quarter; however, royalties are recognized only if collectability is assured. As a result of these uncertainties and effects being outside of our control, royalty revenue is difficult to predict and makes it difficult to develop accurate financial forecasts, which could cause our stock price to become volatile and decline.

A substantial portion of our revenue is derived from sources outside of the United States and this revenue and our business generally are subject to risks related to international operations that are often beyond our control.

For the three months ended March 31, 2009 and 2008, revenue from our sales to international customers constituted approximately 81% and 83% of our total revenue, respectively. We currently have international operations in India (design), Japan (business development), Taiwan (business development) and Germany (business development). As a result of our continued focus on international markets, we expect that future revenue derived from international sources will continue to represent a significant portion of our total revenue.

To date, all of the revenue from international licensees has been denominated in U.S. dollars. However, to the extent that such licensees’ sales to systems companies are not denominated in U.S. dollars, any royalties which are based as a percentage of the customer’s sales that we receive as a result of such sales could be subject to fluctuations in currency exchange rates. In addition, if the effective price of licensed semiconductors sold by our foreign licensees were to increase as a result of fluctuations in the exchange rate of the relevant currencies, demand for licensed semiconductors could fall, which in turn would reduce our royalties. We do not use financial instruments to hedge foreign exchange rate risk.

Our international operations and revenue are subject to a variety of risks which are beyond our control, including:

•	export controls, tariffs, import and licensing restrictions and other trade barriers;

•	profits, if any, earned abroad being subject to local tax laws and not being repatriated to the United States or, if repatriation is possible, limited in amount;

•	changes to tax codes and treatment of revenue from international sources, including being subject to foreign tax laws and potentially being liable for paying taxes in that foreign jurisdiction;

•	foreign government regulations and changes in these regulations;

•	social, political and economic instability;

•	lack of protection of our intellectual property and other contract rights by jurisdictions in which we may do business to the same extent as the laws of the United States;

•	changes in diplomatic and trade relationships;

•	cultural differences in the conduct of business both with licensees and in conducting business in our international facilities and international sales offices;

•	operating centers outside the United States;

•	hiring, maintaining and managing a workforce remotely and under various legal systems; and

•	geo political issues.

We and our licensees are subject to many of the risks described above with respect to companies which are located in different countries, particularly home video game console and PC manufacturers located in Asia and elsewhere. There can be no assurance that one or more of the risks associated with our international operations could not result in a material adverse effect on our business, financial condition or results of operations.

We may make future acquisitions or enter into mergers, strategic transactions or other arrangements that could cause our business to suffer.

As part of our strategic initiatives, we currently are evaluating, and expect to continue to engage in, investments in or acquisitions of companies, products or technologies, and the entry into strategic transactions or other arrangements. These acquisitions, investments, transactions or arrangements are likely to range in size, some of which may be significant. If we make an acquisition, we may experience difficulty integrating that company’s or division’s personnel and operations, which could negatively affect our operating results. In addition:

•	the key personnel of the acquired company may decide not to work for us;

•	we may experience additional financial and accounting challenges and complexities in areas such as tax planning, cash management and financial reporting;

•	our ongoing business may be disrupted or receive insufficient management attention;

•	we may not be able to recognize the cost savings or other financial benefits we anticipated; and

•	our increasing international presence resulting from acquisitions may increase our exposure to international currency, tax and political risks.

In connection with future acquisitions or mergers, strategic transactions or other arrangements, we may incur substantial expenses regardless of whether the transaction occurs. In addition, we may be required to assume the liabilities of the companies we acquire. By assuming the liabilities, we may incur liabilities such as those related to intellectual property infringement or indemnification of customers of acquired businesses for similar claims, which could materially and adversely affect our business. We may have to incur debt or issue equity securities to pay for any future acquisition, the issuance of which could involve restrictive covenants or be dilutive to our existing stockholders.

Unanticipated changes in our tax rates or in the tax laws and regulations could expose us to additional income tax liabilities which could affect our operating results and financial condition.

We are subject to income taxes in both the United States and various foreign jurisdictions. Significant judgment is required in determining our worldwide provision (benefit) for income taxes and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. Our effective tax rate could be adversely affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws and regulations as well as other factors. For example, the state of California has enacted regulations which limit the use of net operating losses and certain tax credits, including research and development credits, that apply for 2008 and 2009, which could lead to an increase in our effective tax rate. Our tax determinations are regularly subject to audit by tax authorities and developments in those audits could adversely affect our income tax provision. Although we believe that our tax estimates are reasonable, the final determination of tax audits or tax disputes may be different from what is reflected in our historical income tax provisions which could affect our operating results.

Our results of operations could vary as a result of the methods, estimates, and judgments we use in applying our accounting policies.

The methods, estimates, and judgments we use in applying our accounting policies have a significant impact on our results of operations, as described elsewhere in this report. Such methods, estimates, and judgments are, by their nature, subject to substantial risks, uncertainties, and assumptions, and factors may arise over time that lead us to change our methods, estimates, and judgments.

Changes in those methods, estimates, and judgments could significantly affect our results of operations. In particular, the calculation of share-based compensation expense under Statement of Financial Accounting Standards No. 123(R) (“SFAS No. 123(R)”) requires us to use valuation methodologies and a number of assumptions, estimates, and conclusions regarding matters such as expected forfeitures, expected volatility of our share price, and the exercise behavior of our employees. Furthermore, there are no means, under applicable accounting principles, to compare and adjust our expense if and when we learn about additional information that may affect the estimates that we previously made, with the exception of changes in expected forfeitures of share-based awards. Factors may arise that lead us to change our estimates and assumptions with respect to future share-based compensation arrangements, resulting in variability in our share-based compensation expense over time. Changes in forecasted stock-based compensation expense could impact our cost of contract revenue, research and development expenses, marketing, general and administrative expenses and our effective tax rate, which could have an adverse impact on our results of operations.

If we are unable to attract and retain qualified personnel, our business and operations could suffer.

Our success is dependent upon our ability to identify, attract, compensate, motivate and retain qualified personnel, especially engineers, who can enhance our existing technologies and introduce new technologies. Competition for qualified personnel, particularly those with significant industry experience, is intense, in particular in the San Francisco Bay Area where we are headquartered and in the area of Bangalore, India where we have a design center. We are also dependent upon our senior management personnel. The loss of the services of any of our senior management personnel, or key sales personnel in critical markets, or critical members of staff, or of a significant number of our engineers could be disruptive to our development efforts or business relationships and could cause our business and operations to suffer.

Decreased effectiveness of equity-based compensation could adversely affect our ability to attract and retain employees.

We have historically used stock options and other forms of stock-based compensation as key components of our employee compensation program in order to align employees’ interests with the interests of our stockholders, encourage employee retention and provide competitive compensation and benefit packages. As a result of changes in previous accounting principles, we have incurred increased compensation costs associated with our stock-based compensation programs. In addition, if we face any difficulty relating to obtaining stockholder approval of our equity compensation plans, it could make it harder or more expensive for us to grant stock-based payments to employees in the future. As a result of these factors leading to lower equity compensation of our employees, we may find it difficult to attract, retain and motivate employees, and any such difficulty could materially adversely affect our business.

Our operations are subject to risks of natural disasters, acts of war, terrorism or widespread illness at our domestic and international locations, any one of which could result in a business stoppage and negatively affect our operating results.

Our business operations depend on our ability to maintain and protect our facility, computer systems and personnel, which are primarily located in the San Francisco Bay Area. The San Francisco Bay Area is in close proximity to known earthquake fault zones. Our facility and transportation for our employees are susceptible to damage from earthquakes and other natural disasters such as fires, floods and similar events. Should an earthquake or other catastrophes, such as fires, floods, power loss, communication failure or similar events disable our facilities, we do not have readily available alternative facilities from which we could conduct our business, which stoppage could have a negative effect on our operating results. Acts of terrorism, widespread illness and war could also have a negative effect at our international and domestic facilities.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including new Securities and Exchange Commission (the “SEC”), regulations and Nasdaq rules, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

We have been party to, and may in the future be subject to, lawsuits relating to securities law matters which may result in unfavorable outcomes and significant judgments, settlements and legal expenses which could cause our business, financial condition and results of operations to suffer.

In connection with our stock option investigation, we and certain of our current and former officers and directors, as well as our current auditors, were subject to several stockholder derivative actions, securities fraud class actions and/or individual lawsuits filed in federal court against us and certain of our current and former officers and directors. The complaints generally allege that the defendants violated the federal and state securities laws and state law claims for fraud and breach of fiduciary duty. While we have settled the derivative and securities fraud class actions, the individual lawsuits continue to be adjudicated. For more information about the historic litigation described above, see “Summary — Litigation Updates.” The amount of time to resolve these current and any future lawsuits is uncertain, and these matters could require significant management and financial resources which could otherwise be devoted to the operation of our business. Although we have expensed or accrued for certain liabilities that we believe will result from certain of these actions, the actual costs and expenses to defend and satisfy all of these lawsuits and any potential future litigation may exceed our current estimated accruals, possibly significantly. Unfavorable outcomes and significant judgments, settlements and legal expenses in the litigation related to our past stock option granting practices and in any future litigation concerning securities law claims could have material adverse impacts on our business, financial condition, results of operations, cash flows and the trading price of our common stock.

Risks Related to the Notes, Our Common Stock and this Offering

Although the notes are referred to as senior notes, they will be effectively subordinated to any secured debt we may incur and structurally subordinated to the liabilities of our subsidiaries.

The notes are not secured by our assets. The notes are unsecured and will be effectively subordinated to any future secured indebtedness to the extent of the assets securing that indebtedness. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all obligations on our secured debt have been satisfied. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes.

The notes are obligations exclusively of Rambus. Our subsidiaries are separate and distinct entities and have no obligation to pay amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and could be subject to contractual restrictions. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any of our subsidiaries, creditors of our subsidiaries generally will have the right to be paid in full before any distribution is made to us or the holders of the notes. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. Accordingly, holders of the notes are structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors, to the extent of the assets of the indebted subsidiary. This subordination could adversely affect our ability to pay our obligations on the notes. As of March 31, 2009, our subsidiaries had approximately

$1.4 million of liabilities, excluding inter-company obligations, to which the notes would be structurally subordinated.

We are leveraged financially, which could adversely affect our ability to adjust our business to respond to competitive pressures and to obtain sufficient funds to satisfy our future research and development needs, and to defend our intellectual property.

We have indebtedness. On February 1, 2005, we issued $300 million aggregate principal amount of the existing notes, of which $137 million aggregate principal amount remained outstanding as of March 31, 2009. Upon the completion of the offering of the notes under this prospectus, we will also issue an estimated $150 million aggregate principal amount of new notes (or $172.5 million if the underwriters exercise their over-allotment option in full).

The degree to which we are leveraged could have important consequences, including, but not limited to, the following:

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited;

•	a substantial portion of our cash flows from operations will be dedicated to the payment of the principal of our indebtedness as we are required to pay the principal amount of our convertible notes in cash when due, including the remaining $137 million aggregate principal amount of the existing notes upon their maturity in February 2010;

•	if upon conversion of our notes we are requested to satisfy our conversion obligation with shares of our common stock or we are required to pay a “make-whole” premium with shares of our common stock, our existing stockholders’ interest in us would be diluted; and

•	we may be more vulnerable to economic downturns, less able to withstand competitive pressures and less flexible in responding to changing business and economic conditions.

A failure to comply with the covenants and other provisions of our debt instruments could result in events of default under such instruments, which could permit acceleration of our notes. Any required repayment of our notes as a result of an acceleration would lower our current cash on hand such that we would not have those funds available for use in our business.

If we are at any time unable to generate sufficient cash flow from operations to service our indebtedness when payment is due, we may be required to attempt to renegotiate the terms of the instruments relating to the indebtedness, seek to refinance all or a portion of the indebtedness or obtain additional financing. There can be no assurance that we will be able to successfully renegotiate such terms, that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to us.

The indenture does not restrict us or our subsidiaries from incurring more debt, and the notes are not protected by financial or other restrictive covenants.

The indenture does not restrict us or our subsidiaries from incurring additional debt, including secured debt. In addition, the indenture does not contain any financial covenants, restrict our ability to repurchase our securities, pay dividends or make restricted payments or contain covenants or other provisions to afford holders protection in the event of a transaction that substantially increases our level of indebtedness. Furthermore, the indenture contains only limited protections in the event of a “fundamental change” as defined below under “Description of the Notes — Repurchase of Notes at the Option of Holders upon a Fundamental Change.” We could engage in many types of transactions, such as acquisitions, refinancing or recapitalizations that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a fundamental change permitting holders to require us to repurchase their notes under the indenture.

We may not have the ability to repurchase the notes in cash upon the occurrence of a fundamental change as required by the indenture governing the notes.

Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change as described under “Description of the Notes — Repurchase of Notes at the Option of Holders upon a Fundamental Change.” We may not have sufficient funds to repurchase the notes in cash or to make the required repayment at such time or have the ability to arrange necessary financing on acceptable terms. A fundamental change may also constitute an event of default under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our ability to repurchase the notes in cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. Our inability to pay for your notes that are tendered for repurchase could result in your receiving substantially less than the principal amount of the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you will have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a fundamental change requiring us to repurchase the notes. In addition, changes in the composition of our board of directors, in and of themselves, also will not constitute a fundamental change. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Upon conversion of the notes, we will pay a settlement amount consisting of cash and shares of our common stock, if any, based upon a specified conversion reference period.

Generally, we will satisfy our conversion obligation to holders by paying cash and by delivering shares of our common stock based on a daily settlement amount calculated on a proportionate basis for each day of the 20 trading day conversion reference period. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note as of the conversion date. In addition, because of the 20 trading day conversion reference period, settlement will be delayed until at least the 22nd trading day following the related conversion date. See “Description of the Notes — Conversion Rights — Payment upon Conversion.” Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your notes is determined. In addition, the manner in which we calculate the settlement amount upon conversion of the notes may:

•	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

•	reduce our liquidity;

•	delay holders’ receipt of the consideration due upon conversion; and

•	subject holders to the market risks of our shares before receiving any shares upon conversion.

Our failure to convert the notes into cash or, if applicable, a combination of cash and shares of our common stock upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness, including the indenture governing our existing notes. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase, at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest on the notes, all of their notes or any portion of the principal amount of such notes in multiples of $1,000. We may also be required to issue additional shares of our common stock upon conversion of such notes in the event of certain fundamental changes, as described under “Description of the Notes — Conversion of Notes — Adjustment to Conversion Rate upon Certain Fundamental Changes.”

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends or distributions and issuer tender or exchange offers as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for certain other events, including, for example, upon the issuance of additional shares of stock for cash, any of which may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes. Even if the conversion price is adjusted for a dilutive event, such as a leveraged recapitalization, it may not fully compensate you for your economic loss.

You may not be able to convert your notes before March 15, 2014.

Prior to March 15, 2014, the notes are convertible only if specified conditions are met. These conditions may not be met. If these conditions for conversion are not met, you will not be able to convert your notes and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

The adjustment to the conversion rate upon the occurrence of certain fundamental changes may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change.

If certain fundamental changes occur prior to the maturity date of the notes, we may be required to adjust the conversion rate of the notes to increase the number of shares issuable upon conversion. The number of additional shares to be added to the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the fundamental change as described under “Description of the Notes — Conversion of Notes — Adjustment to Conversion Rate upon Certain Fundamental Changes.” Although this adjustment is designed to compensate you for the lost option value of your notes as a result of the fundamental change, the adjustment is only an approximation of such lost value based upon assumptions made on the date of this prospectus and may not adequately compensate you for such loss. In addition, if the price paid per share of our common stock in the fundamental change is less than $      or more than $      (subject to adjustment), there will be no such adjustment. Moreover, in no event will the total number of additional shares issuable upon conversion as a result of this adjustment exceed      per $1,000 principal amount of the notes, subject to adjustment in the same manner as the conversion rate set forth under “Description of the Notes — Conversion of Notes — Conversion Rate Adjustments.”

The notes may not have an active market and their price may be volatile. You may be unable to sell your notes at the price you desire or at all.

There is no existing trading market for the notes. As a result, there can be no assurance that a liquid market will develop or be maintained for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. We do not intend to list the notes on any national securities exchange or arrange for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes after this offering is completed, but they have no obligation to do so and may cease their market-making at any time without notice. In addition, market-making will be subject to the limits imposed by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The liquidity of the trading market in the notes, and the market price quoted for these notes, may be adversely affected by, among other things:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.

Convertible debt markets experienced unprecedented disruptions resulting from, among other things, the instability in the credit and capital markets and the emergency orders on short selling issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while the U.S. Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of the common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible note investors employ difficult to execute for outstanding convertible notes of those companies whose common stock was subject to the short sale prohibition. The SEC orders expired at 11:59 p.m., New York City Time, on Wednesday, October 8, 2008. However, the SEC is currently considering instituting other limitations on effecting short sales (such as the uptick rule) and other regulatory organizations may do the same. Any future governmental actions that interfere with the ability of convertible note investors to effect short sales on the underlying common stock would significantly affect the market value of the notes.

The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or the shares issuable upon conversion of the notes when desired or at attractive prices.

Prior to electing to convert notes, the holder should compare the price at which our common stock is trading in the market to the conversion price of the notes. Our common stock is listed on the NASDAQ Global Select Market under the symbol “RMBS.” On June 19, 2009, the last reported sale price of our common stock on the NASDAQ Global Select Market was $18.70 per share. The trading price of our common stock has been subject to wide fluctuations which may continue in the future in response to, among other things, the following:

•	new litigation or developments in current litigation, including an unfavorable outcome to us from court proceedings relating to our litigation with Hynix, Micron, Nanya, Samsung and NVIDIA;

•	any progress, or lack of progress, real or perceived, in the development of products that incorporate our chip interfaces;

•	our signing or not signing new licensees;

•	announcements of our technological innovations or new products by us, our licensees or our competitors;

•	positive or negative reports by securities analysts as to our expected financial results; and

•	developments with respect to patents or proprietary rights and other events or factors.

In addition, the stock market in general, and prices for companies in our industry in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies.

These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Because the notes are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of our notes. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

Sales of substantial amounts of shares of our common stock in the public market after this offering, or the perception that those sales may occur, could cause the market price of our common stock to decline. Because the notes are convertible into common stock only at a conversion price in excess of the recent trading price, such a decline in our common stock price may cause the value of the notes to decline.

In addition, lack of positive performance in our stock price may adversely affect our ability to retain key employees.

If securities or industry analysts change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us, our business or our market. If one or more of the analysts who cover us change their recommendation regarding our stock adversely, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Conversion of the notes, or certain other occurrences with respect to our currently outstanding series of notes, will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.

To the extent we issue common stock upon conversion of the notes, such conversion would dilute the ownership interests of existing stockholders, including holders who had previously converted their notes. Sales of our common stock in the public market or sales of any of our other securities could dilute ownership and earnings per share, and even the perception that such sales could occur and could cause the market price of our common stock to decline. In addition, the existence of our outstanding notes may encourage short selling of our common stock by market participants who expect that the conversion of the notes could depress the prices of our common stock. The market price of our common stock could also decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.

We will retain broad discretion in using the net proceeds from this offering and may spend a substantial portion in ways with which you do not agree.

We intend to use the net proceeds from this offering for general corporate purposes, which may include financing potential acquisitions and strategic transactions, repayment at maturity of our existing notes, and working capital. As part of our strategic initiatives, we expect to continue to make investments in, or acquire, companies, products or technologies or enter into strategic transactions or other arrangements. Pending these uses, we expect to invest the net proceeds in short-term interest-bearing instruments or other investment-grade securities; however, notwithstanding our current intent, there are no covenants in the notes or indenture requiring us to use the proceeds in this manner. Accordingly, our management will have significant discretion as to the use of the net proceeds of the offering, and you will not have the opportunity, as part of your investment decision, to influence the application of the proceeds. The net proceeds from this offering may be applied to uses that ultimately may not improve our operating results or increase our market value.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the notes.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the notes.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes from a rating agency. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could be adversely affected.

You may be subject to tax upon an adjustment to the applicable conversion rate of the notes even though you do not receive a corresponding cash distribution.

The applicable conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the applicable conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as in the case of a cash dividend, you will be deemed to have received a taxable dividend to the extent of our earnings and profits that will be subject to U.S. federal income tax without the receipt of any cash. If certain fundamental changes occur on or prior to the maturity date of the notes, we will increase the applicable conversion rate for notes converted in connection with such fundamental changes. Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend. If you are a non-U.S. holder (as defined in “Certain U.S. Federal Income Tax Considerations”), any such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the notes. See “Description of the Notes — Conversion of Notes — Conversion Rate Adjustments,” “Description of the Notes — Conversion of Notes — Adjustment to Conversion Rate upon Certain Fundamental Changes” and “Certain U.S. Federal Income Tax Considerations.”

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will be entitled to rights with respect to the common stock only if and when we deliver shares of common stock to you upon conversion of your notes. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to your conversion of notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock or other classes of capital stock.

The notes initially will be held in book-entry form and, therefore, you must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, DTC, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

Our restated certificate of incorporation and bylaws, our stockholder rights plan, and Delaware law contain provisions that could discourage transactions resulting in a change in control, which may negatively affect the market price of our common stock into which the notes are convertible.

Our restated certificate of incorporation, our bylaws, our stockholder rights plan and Delaware law contain provisions that might enable our management to discourage, delay or prevent change in control. In addition, these provisions could limit the price that investors would be willing to pay in the future for shares of our common stock into which the notes are convertible. Pursuant to such provisions:

•	our board of directors is authorized, without prior stockholder approval, to create and issue preferred stock, commonly referred to as “blank check” preferred stock, with rights senior to those of common stock;

•	our board of directors is staggered into two classes, only one of which is elected at each annual meeting;

•	stockholder action by written consent is prohibited;

•	nominations for election to our board of directors and the submission of matters to be acted upon by stockholders at a meeting are subject to advance notice requirements;

•	certain provisions in our bylaws and certificate of incorporation such as notice to stockholders, the ability to call a stockholder meeting, advance notice requirements and action of stockholders by written consent may only be amended with the approval of stockholders holding 66 2/3% of our outstanding voting stock;

•	the ability of our stockholders to call special meetings of stockholders is prohibited; and

•	our board of directors is expressly authorized to make, alter or repeal our bylaws.

In addition, the provisions in our stockholder rights plan could make it more difficult for a potential acquirer to consummate an acquisition of our company. We are also subject to Section 203 of the Delaware General Corporation Law, which provides, subject to enumerated exceptions, that if a person acquires 15% or more of our outstanding voting stock, the person is an “interested stockholder” and may not engage in any “business combination” with us for a period of three years from the time the person acquired 15% or more of our outstanding voting stock.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements relate to our expectations for future events and time periods. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, including, but not limited to, statements regarding:

•	outcome and effect of current and potential future intellectual property litigation;

•	litigation expenses;

•	final approval of the European Commission preliminary settlement involving us;

•	protection of intellectual property;

•	announced guidance of our expected financial results;

•	deterioration of financial health of commercial counterparties and their ability to meet their obligations to us;

•	amounts owed under licensing agreements;

•	terms of our licenses;

•	indemnification and technical support obligations;

•	success in the markets of our or our licensees’ products;

•	research and development costs and improvements in technology;

•	sources, amounts and concentration of revenue, including royalties;

•	acquisitions, mergers or strategic transactions;

•	effective tax rates;

•	realization of deferred tax assets/release of deferred tax valuation allowance;

•	product development;

•	sources of competition;

•	pricing policies of our licensees;

•	success in renewing license agreements;

•	operating results;

•	international licenses and operations, including our design facility in Bangalore, India;

•	methods, estimates and judgments in accounting policies;

•	growth in our business;

•	ability to identify, attract, motivate and retain qualified personnel;

•	trading price of our common stock;

•	internal control environment;

•	corporate governance;

•	accounting, tax, regulatory, legal and other outcomes and effects of the stock option investigation;

•	consequences of the lawsuits related to the stock option investigation;

•	the level and terms of our outstanding debt;

•	engineering, marketing and general and administration expenses;

•	contract revenue;

•	interest and other income, net;

•	adoption of new accounting pronouncements;

•	likelihood of paying dividends;

•	effects of changes in the economy and credit market on our industry and business; and

•	restructuring activities.

You can identify these and other forward-looking statements by the use of words such as “may,” “future,” “shall,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. All forward-looking statements included in this document are based on our assessment of information available to us at this time. We assume no obligation to update any forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $      million (or $      million if the underwriters exercise their over-allotment option to purchase additional notes in full), after deducting underwriters’ discounts and commissions and expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, which may include financing potential acquisitions and strategic transactions, repayment of our zero coupon convertible senior notes due February 2010, and working capital. As part of our strategic initiatives, we currently are evaluating, and expect to engage in investments in or acquisitions of companies, products or technologies and the entry into strategic transactions or other arrangements. These acquisitions, investments, transactions or arrangements are likely to range in size, some of which may be significant. Accordingly, as described above, a portion of the net proceeds of this offering may be used for one or more acquisitions, investments or similar arrangements.

Pending application for the foregoing purposes, the net proceeds from this offering will be invested in short-term interest bearing instruments or other investment grade securities. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds of the offering. Accordingly, we will retain broad discretion over the use of these proceeds.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the NASDAQ Global Select Market under the symbol “RMBS.” The following table sets forth, for the periods indicated, the range of high and low sales prices for our common stock.

Year Ended December 31, 2007:	High	Low

First quarter	$23.95	$17.31
Second quarter	22.00	17.67
Third quarter	19.60	12.05
Fourth quarter	22.20	17.64

Year Ended December 31, 2008:	High	Low

First quarter	$26.41	$14.64
Second quarter	24.85	18.61
Third quarter	18.90	12.29
Fourth quarter	16.59	4.95

Year Ending December 31, 2009:	High	Low

First quarter	$18.70	$5.99
Second quarter (through June 19, 2009)	19.65	9.07

As of May 31, 2009, there were approximately 755 registered holders of record of our common stock. A substantially greater number of holders of our common stock are in “street name” or beneficial holders, whose shares are held of record by banks, brokers and other financial institutions.

The last reported sale price of our common stock on the NASDAQ Global Select Market on June 19, 2009 was $18.70 per share.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock or other securities and have no current plans to do so.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows.

								Three
								Months
								Ended
	Year Ended December 31,							March 31,
	2004		2005		2006	2007	2008	2009
	(In thousands, except amounts expressed as ratios)

Ratio of earnings to fixed charges(1)	18	x	1	x	n/a	n/a	n/a	n/a
Deficiency of earnings available to cover fixed charges	n/a		n/a		$32,743	$59,367	$85,319	$17,433

(1)	For the purpose of calculating such ratios, “earnings” consist of income from continuing operations before income taxes and noncontrolling interests plus fixed charges and “fixed charges” consist of interest expense (net of capitalized portion), capitalized interest, amortization of debt discount and the portion of rental expense representative of interest expense. Earnings before fixed charges were inadequate to cover total fixed charges by approximately $32.7 million, $59.4 million, $85.3 million and $17.4 million for the years ended December 31, 2006 through 2008 and the three months ended March 31, 2009, respectively.

CAPITALIZATION

The following table sets forth our unaudited cash, cash equivalents, zero coupon convertible senior notes due February 2010 and capitalization as of March 31, 2009:

•	on an actual basis; and

•	on an as-adjusted basis to give effect to the issuance and sale of the notes in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us (assuming no exercise of the underwriters’ over-allotment option to purchase additional notes).

You should read this table in conjunction with “Use of Proceeds” as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, incorporated by reference into this prospectus and our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, and our Current Report on Form 8-K filed with the SEC on June 22, 2009, each incorporated by reference herein.

	March 31, 2009
	Actual	As Adjusted
	(In thousands, except share amounts)
	(Unaudited)

Cash, cash equivalents and marketable securities	$347,928	$

Zero coupon convertible senior notes due February 2010	$128,034	$

Long term debt:
Notes offered hereby(1)	$—	$
Stockholders’ equity:
Convertible preferred stock, $0.001 par value. 5,000,000 shares authorized, no shares issued or outstanding, actual and as adjusted	—		—
Common stock, $0.001 par value. 500,000,000 shares authorized, 104,446,738 shares issued and outstanding, actual, shares issued and outstanding as adjusted(2)	104
Additional paid-in capital(1)	716,908
Accumulated deficit	(489,098)
Accumulated other comprehensive income	333

Total stockholders’ equity	228,247

Total capitalization	$356,281	$

(1)	Amounts shown reflect the application of FSP APB 14-1, which requires issuers to separately account for the debt and equity components of convertible debt instruments that allow for cash settlement. In accordance with FSP APB 14-1, we estimated that $ million of the aggregate principal amount of the notes will be recognized (and, to the extent applicable, reflected in the table above) as follows (in thousands):

Equity component	$

Liability component:
Principal	$
Less: debt discount

Net carrying amount	$

(2)	Outstanding common stock does not include (i) 16,069,032 shares of common stock that will be issued upon the exercise of outstanding stock options under our stock plans as of March 31, 2009, at a weighted average exercise price of $20.17 per share, (ii) 1,081,712 shares of common stock available for grant under our stock option plans, (iii) 1,265,071 shares reserved for issuance under our Employee Stock Purchase Plan, (iv) zero shares of common stock issuable upon the conversion of our zero coupon convertible senior notes due February 2010 currently outstanding, and (v) shares of common stock issuable upon conversion of the notes offered hereby.

DESCRIPTION OF THE NOTES

We will issue the notes under an indenture to be dated as of June   , 2009 between us and U.S. Bank National Association, as trustee. The terms of the notes include those expressly set forth in the indenture and the notes and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is only a summary of the material provisions of the notes and the indenture. It does not purport to be complete. We urge you to read those documents in their entirety because they, and not this description, define the rights of holders of the notes. You may request copies of those documents from us upon written request at our address, which is listed in this prospectus under “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

For purposes of this section, references to “we,” “us,” “our,” “the Company” and “Rambus” refer solely to Rambus Inc. and not to its subsidiaries.

General

The Notes

The notes will:

•	initially be limited to $150,000,000 aggregate principal amount (or $172,500,000 if the underwriters exercise in full their over-allotment option to purchase additional notes);

•	bear interest at a rate of % per year, payable semi-annually in arrears, on June 15 and December 15 of each year, commencing on December 15, 2009;

•	subject to the fulfillment of certain conditions and during the periods described below, be convertible by you into cash and, if applicable, shares of our common stock as described below under “— Conversion of Notes”;

•	subject to the fulfillment of certain conditions and during the periods described below, be redeemable, in whole or in part, by us at any time on or after June 15, 2012, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus accrued and unpaid interest to, but excluding, the redemption date, as described below under “— Optional Redemption”;

•	be subject to repurchase by us for cash at the option of the holders upon the occurrence of a fundamental change (as defined below under “— Repurchase of Notes at the Option of Holders upon a Fundamental Change”), at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date as described below under “— Repurchase of Notes at the Option of Holders upon a Fundamental Change”;

•	mature on June 15, 2014, unless earlier converted or repurchased by us at your option or redeemed; and

•	initially be represented by one or more registered securities in global form, but in certain circumstances may be represented in certificated form, as described below under “— Book-Entry Delivery and Form.”

The indenture will not contain any financial covenants and will not restrict us or our subsidiaries from paying dividends, incurring additional indebtedness or issuing or repurchasing securities. The indenture will contain no covenants or other provisions to afford protection to holders of notes in the event of highly leveraged transactions or a fundamental change of Rambus, except to the extent described under “— Adjustment to Conversion Rate upon Certain Fundamental Changes”, “— Repurchase of Notes at the Option of Holders upon a Fundamental Change” and “— Consolidation, Merger and Sale of Assets.”

The notes will be our general unsecured senior obligations, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness, and senior in right of payment to any of our future indebtedness that is expressly subordinated to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing those obligations and structurally subordinated to all indebtedness and liabilities of our subsidiaries, including trade credit. As of March 31, 2009, we had approximately $137 million aggregate principal amount of unsecured senior indebtedness outstanding (excluding the notes). In addition, as of March 31, 2009, our subsidiaries had approximately $1.4 million of liabilities, excluding inter-company obligations.

No sinking fund is provided for the notes.

We will maintain an office where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully registered book-entry form, without coupons, in denominations of $1,000 principal amount and multiples thereof, and will be represented by one or more global notes. We may pay interest (including additional interest, if any) by means of a check mailed to each holder at its address as it appears in the note register; provided, however, that holders with notes in an aggregate principal amount in excess of $2,000,000 will be paid, at their written election, by wire transfer in immediately available funds; provided further, however, that payments to DTC will be made by wire transfer of immediately available funds to the account of DTC or its nominee. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Neither we nor the registrar nor the trustee is required to register a transfer or exchange of any notes for which the holder has delivered, and not validly withdrawn, a fundamental change repurchase notice, except, in the case of a partial repurchase, with respect to that portion of the notes not being repurchased.

Certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes and any shares of our common stock received upon conversion of the notes are summarized in the prospectus under the heading “Certain U.S Federal Income Tax Considerations.”

We may, without the consent of the holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms, except for any differences in the issue price and interest accrued, if any, prior to the issue date of such additional notes; provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes; and provided further that the additional notes have the same CUSIP number as the notes offered hereby. The notes offered by this prospectus and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture.

We may also from time to time purchase the notes in open market purchases or negotiated transactions without prior notice to holders.

Principal; Maturity

The indenture will provide for the issuance by us of notes in an amount initially limited to $150,000,000 aggregate principal amount (or $172,500,000 aggregate principal amount if the underwriters exercise in full their over-allotment option to purchase additional notes). The notes and any additional notes will mature on June 15, 2014, unless earlier converted, redeemed or repurchased.

Interest

The notes will bear interest at a rate of     % per annum on the principal amount from June   , 2009. We will pay interest semi-annually, in arrears, on each June 15 and December 15, beginning on December 15, 2009, to holders of record at the close of business on the immediately preceding June 1 and December 1, respectively; provided, however, that:

•	we will not pay accrued interest on any notes when they are converted, except as described under “— Conversion of Notes,” and

•	on the maturity date, we will pay accrued interest to the person to whom we pay the principal amount, regardless of whether such person is the holder of record.

Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June   , 2009. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.

Interest will cease to accrue on a note upon its maturity, conversion, redemption or repurchase by us at the option of the holder.

We will pay additional interest on the notes under the circumstances described under “— Events of Default.”

Conversion of Notes

General

At any time prior to the close of business on the maturity date, a holder may convert its notes into cash and, if applicable, shares of our common stock, only if the conditions described below are satisfied, with settlement to occur as set forth below under “— Payment upon Conversion — Settlement Method.” Holders may only convert notes with a principal amount of $1,000 or a multiple of $1,000. The conversion rate is initially           shares of our common stock per $1,000 principal amount of notes (equivalent to a conversion price of $      per share of common stock). The conversion rate is subject to adjustment as described below under “— Conversion Rate Adjustments.”

Except as provided in the immediately following sentence and in the next paragraph, no separate payment or adjustment will be made for accrued and unpaid interest and additional interest, if any, on a converted note or for dividends or distributions on any of our common stock issued upon conversion of a note. By delivering to the holder the cash and shares, if any, of our common stock issuable upon conversion, together with a cash payment in lieu of fractional shares, if any, we will satisfy our obligation with respect to the conversion of the notes. Any accrued but unpaid interest and additional interest, if any, will be deemed paid in full upon conversion, rather than cancelled, forfeited or extinguished.

If a holder converts notes after the record date for an interest payment but prior to the corresponding interest payment date, it will receive on the corresponding interest payment date the interest accrued and unpaid and additional interest, if any, payable on those notes, notwithstanding the conversion of those notes prior to the interest payment date, assuming such holder was the holder of record on the corresponding record date. However, except as provided in the next sentence, a holder who converts notes after the record date for an interest payment but prior to the corresponding interest payment date must pay us an amount equal to the accrued and unpaid interest and additional interest, if any, payable on the notes being converted on the corresponding interest payment date. Such payment is not required to be made:

•	if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if the conversion is in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date;

•	with respect to any notes converted after the record date immediately preceding the maturity date of the notes; or

•	to the extent of any overdue interest, if overdue interest exists at the time of conversion with respect to the notes being converted.

No fractional shares will be issued upon conversion; in lieu thereof, a holder that otherwise would be entitled to fractional shares of our common stock will receive a cash payment of the fractional amount based upon the applicable stock price as described below under “— Payment upon Conversion — Settlement Method.”

If a holder exercises its right to require us to repurchase its notes as described under “— Repurchase of Notes at the Option of Holders upon a Fundamental Change,” such holder may convert its notes only if it withdraws its applicable repurchase notice in accordance with the indenture or if we default in the payment of the repurchase price.

Payment upon Conversion

Settlement Method.  We will deliver to holders surrendering notes for conversion, in respect of each $1,000 principal amount of notes being converted, a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 trading days during the conversion reference period. The “daily settlement amount,” for each of the 20 trading days during the conversion reference period, shall consist of:

•	cash equal to the lesser of $50 and the daily conversion value; and

•	to the extent the daily conversion value exceeds $50, a number of shares (the “daily share amount”) equal to (i) the difference between the daily conversion value and $50, divided by (ii) the daily VWAP for such day.

The “conversion date” with respect to a note means the date on which the holder of the notes has complied with all requirements under the indenture to convert such note.

The “conversion reference period” means:

•	for notes that are converted on or after March 15, 2014, the 20 consecutive trading days beginning on the 22nd scheduled trading day prior to the maturity date; and

•	in all other instances, the 20 consecutive trading days beginning on the third trading day following the conversion date.

The “daily conversion value” means, for each of the 20 consecutive trading days during the conversion reference period, one-twentieth (1/20th) of the product of (i) the conversion rate on such day and (ii) the daily VWAP of our common stock on such day.

The “daily VWAP” means, for each of the 20 consecutive trading days during the conversion reference period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page RMBS.UQ <EQUITY> AQR <GO> (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us); provided that after the occurrence or effectiveness of a fundamental change (as defined below under “— Repurchase of Notes at the Option of Holders upon a Fundamental Change”) in which the holders of our common stock receive only cash, the daily VWAP will be determined to be the cash price per share received by holders of our common stock in such fundamental change.

The term “market disruption event” means (1) a failure by the primary U.S. exchange or quotation system on which our common stock trades or is quoted to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m., New York City time, on any trading day for our common stock of an aggregate one half-hour period, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock traded in the United States.

The term “scheduled trading day” means any day that is scheduled to be a trading day on the primary U.S. exchange or quotation system on which our common stock is listed or admitted for trading, or if our common stock is not so listed or admitted for trading, “scheduled trading day” means a business day.

The term “trading day” means a day on which (i) trading in our common stock generally occurs on the NASDAQ Global Select Market or, if our common stock is not then listed on the NASDAQ Global Select Market, on the primary other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the primary other market on which our common stock is then traded and (ii) there is no market disruption event. If our common stock is not so listed or traded, “trading day” shall mean a business day.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount based on the daily VWAP for the final trading day of the applicable conversion reference period.

The daily conversion value and the number of shares, if any, to be delivered upon conversion of the notes will be determined by us promptly after the end of the conversion reference period. Except as set forth below under “— Adjustment to Conversion Rate upon Certain Fundamental Changes,” we will pay the cash and deliver the shares of common stock, if any, no later than the third business day after the end of such period.

The ability to surrender notes for conversion will expire at the close of business on the third business day immediately preceding the maturity date.

Exchange in Lieu of Conversion.  When a holder surrenders notes for conversion, we may direct the conversion agent to surrender, on or prior to the commencement of the applicable conversion reference period, such notes to a financial institution designated by us for exchange in lieu of conversion, which shall be a direct or indirect DTC participant. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for such notes, all cash and shares of our common stock due upon conversion, if any, all as provided above under “— Payment upon Conversion,” at the sole option of the designated financial institution and as is designated to the conversion agent by us. By the close of business on the second trading day after the applicable conversion date, we will notify the holder surrendering notes for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion and such financial institution will be required to notify the conversion agent whether it will deliver, upon exchange, the cash and shares of common stock, if any, due in respect of such conversion.

If the designated institution accepts any such notes, it will deliver cash and shares of our common stock, if any, to the conversion agent and the conversion agent will deliver such cash and shares of our common stock, if any, to such holder on the third business day immediately following the last day of the applicable conversion reference period. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the notes for exchange, we will convert the notes into cash and shares of our common stock, if any, as described above under “— Conversion of Notes.”

Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes. We will not pay any consideration to, or otherwise enter into any agreement with, the designated institution for or with respect to such designation.

Conversion Based on Common Stock Price.  A holder may surrender notes for conversion during any calendar quarter beginning after September 30, 2009, and only during such calendar quarter, if the closing sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 130% of the conversion price, as defined below, per share of common stock on the last trading day of such preceding calendar quarter, which we refer to as the conversion trigger price.

The “closing sale price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the NASDAQ Global Select Market or, if our common stock is not quoted or listed for trading on the NASDAQ Global Select Market, as reported by the principal U.S. national or regional securities exchange on which our common stock is listed.

The “conversion price” per share of common stock as of any time means $1,000 divided by the then-applicable conversion rate, rounded to the nearest cent.

The “conversion trigger price” is approximately $      , which is 130% of the initial conversion price per share of common stock, subject to adjustment upon occurrence of any of the events in respect of which the conversion rate would be subject to adjustment as described under “— Conversion Rate Adjustments” below.

The conversion agent will, on our behalf, determine at the beginning of each calendar quarter commencing at any time after September 30, 2009 whether the notes are convertible as a result of the price of our common stock and notify us and the trustee.

Conversion Based on Trading Price of Notes.  A holder may surrender notes for conversion prior to maturity during the five business day period following any 10 consecutive trading day period in which the trading price per $1,000 principal amount of notes, as determined by the bid solicitation agent, which shall initially be the trustee, following a request by us in accordance with the procedures described below, for each trading day of such 10 consecutive trading day period was less than 98% of the product of the closing sale price of our common stock for such trading day and the applicable conversion rate (determined for this purpose in the manner described below).

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $2,000,000 aggregate principal amount of notes at approximately 3:30 p.m., New York City time, on the determination date from three independent nationally recognized securities dealers that we select, which may include any of the underwriters; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $2,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the closing sale price of our common stock for such trading day and the applicable conversion rate for such date of determination.

In connection with any conversion upon satisfaction of the trading price condition, the bid solicitation agent shall have no obligation to determine the trading price of the notes for this purpose unless we have requested such determination in writing, and we shall have no obligation to make such request unless a holder of at least $2,000,000 principal amount of notes provides us with reasonable evidence that the trading price of the notes on any date would be less than 98% of the product of the closing sale price and the applicable conversion rate on such date and such holder requests that we request the bid solicitation agent determine the trading price of the notes. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the closing sale price and the applicable conversion rate on such date. If we do not, when obligated to, instruct the bid solicitation agent to determine the trading price of the notes as provided in the preceding sentence, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing sale price and the applicable conversion rate on each day that we fail to so instruct the bid solicitation agent.

Conversion Based on Distributions to Holders of Our Common Stock

If we elect to:

•	distribute, to all or substantially all holders of our common stock, rights, warrants or options (other than pursuant to our preferred stock rights plan or any successor plan thereto) entitling such holders to, for a period expiring not more than 60 calendar days from the record date of such distribution, subscribe for or purchase shares of our common stock at a price per share less than the average of the closing sale prices of our common stock for the 10 consecutive trading days immediately preceding the date that such distribution was first publicly announced; or

•	distribute, to all or substantially all holders of our common stock, cash or other assets, debt securities or certain rights or warrants to purchase our securities (excluding distributions described in clauses (1) and (2) under “Conversion Rate Adjustments”), which distribution has a per share value exceeding 15%

of the average of the closing sale prices of our common stock for the 10 consecutive trading days immediately preceding the date that such distribution was first publicly announced,

we will notify the holders of notes and the trustee at least 25 scheduled trading days prior to the ex date (as defined below under “— Conversion Rate Adjustments — Adjustment Events”) for such distribution. Once we have given such notice, holders may surrender their notes for conversion until the earlier of the close of business on the business day immediately prior to the ex date and our announcement that such distribution will not take place. Holders of the notes, however, may not surrender their notes for conversion if they are otherwise able to participate in such distribution due to the participation of holders of the notes in such distribution.

Conversion Based on a Fundamental Change

If a transaction or event that constitutes a fundamental change (as defined below under “— Repurchase of Notes at the Option of Holders upon a Fundamental Change,” and without giving effect to the exception regarding publicly traded securities contained in the paragraph immediately following that definition) occurs, regardless of whether a holder has the right to require us to repurchase the notes as described under “— Repurchase of Notes at the Option of Holders upon a Fundamental Change,” we must notify holders of the notes (1) as soon as practicable and in any event at least 25 scheduled trading days prior to its anticipated effective date of such transaction, in the case of a transaction that is known to us, or within two trading days after we become aware of such transaction, in the case of a transaction that is not known to us prior to such 25th scheduled trading day and (2) within 15 business days after the effective date of such transaction. Once we have given such notice, holders may surrender notes for conversion at any time beginning 10 trading days before the anticipated effective date of such transaction until 35 calendar days after the actual effective date of such transaction (or if such transaction also constitutes a fundamental change, until the close of business on the business day immediately preceding the related fundamental change repurchase date, if later).

Conversion upon Notice of Redemption

If we call any or all of the notes for redemption, holders may convert notes into our common stock at any time prior to the close of business on the business day immediately preceding the redemption date, even if the notes are not otherwise convertible at such time. If the holder already has delivered a fundamental change repurchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the indenture. See “— Repurchase of Notes at the Option of Holders upon a Fundamental Change.”

Conversion Prior to Maturity

A holder may surrender notes for conversion at any time during the period beginning March 15, 2014, and ending at the close of business on the third business day immediately preceding the maturity date.

Adjustment to Conversion Rate upon Certain Fundamental Changes

If a holder elects to convert its notes in connection with a fundamental change described under clause (1) or (2) of the definition of a fundamental change (as described, and subject to the conditions set forth, below under, “— Repurchase of Notes at the Option of Holders upon a Fundamental Change” (each such fundamental change, a “make-whole fundamental change”)), we will increase the conversion rate as described below for notes so surrendered for conversion. The number of additional shares by which the conversion rate is increased (the “additional shares”) will be determined by reference to the table below, based on the date on which the make-whole fundamental change becomes effective (the “effective date”) and the price (the “stock price”) paid, or deemed to be paid, per share for our common stock in the transaction or series of related transactions constituting such make-whole fundamental change, subject to adjustment as described in the second paragraph following this paragraph, below. If holders of our common stock receive only cash in such transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the closing sale prices of our common stock on the five trading days prior to but excluding the effective date of such make-whole fundamental change. We will notify you of the anticipated effective date of any make-whole fundamental change resulting in an adjustment as soon as practicable and if possible at least 10 trading days prior to such date.

A conversion of the notes by a holder will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the conversion notice is received by the conversion agent during the period that begins on (and includes) the first public announcement of an event constituting a make-whole fundamental change and ends at the close of business on the business day immediately preceding the related repurchase date (as specified in the repurchase notice described under “— Repurchase of Notes at the Option of Holders upon a Fundamental Change”).

The number of additional shares issuable upon conversion will be adjusted in the same manner as and as of any date on which the conversion rate of the notes is adjusted as described above under “— Conversion Rate Adjustments.” The stock prices set forth in the first row of the table below (i.e., the column headers) will be simultaneously adjusted to equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment and the denominator of which is the conversion rate as so adjusted.

The following table sets forth an indicative number of additional shares to be received per $1,000 principal amount of notes:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$	$

June , 2009
June 15, 2010
June 15, 2011
June 15, 2012
June 15, 2013
June 15, 2014

The exact stock price and effective dates may not be set forth on the table, in which case, if the stock price is:

•	between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360-day year;

•	in excess of $ per share (subject to adjustment), no additional shares will be issued upon conversion; or

•	less than $ per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of additional shares of our common stock issuable upon conversion exceed      per $1,000 principal amount of the notes, subject to adjustments in the same manner as the conversion rate.

Our obligation to deliver the additional shares to holders that convert their notes in connection with a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness of economic remedies.

If, as described above, we are required to increase the conversion rate by the additional shares as a result of a make-whole fundamental change, notes surrendered for conversion will be settled as follows (subject in all respects to the provisions set forth above under “Payment upon Conversion — Settlement Method”):

•	If the last day of the applicable conversion reference period related to notes surrendered for conversion is prior to the third scheduled trading day preceding the anticipated effective date of such make-whole fundamental change, we will settle such conversion as described under “Payment upon Conversion — Settlement Method” above by delivering the amount of consideration due (as described above under

“Payment upon Conversion — Settlement Method,” based on the conversion rate without regard to the number of additional shares to be added to the conversion rate as described above) on the third trading day immediately following the last day of the applicable conversion reference period. In addition, as soon as practicable following the effective date of such make-whole fundamental change, we will deliver the increase in such amount of cash, shares of our common stock or a combination of cash and shares or reference property (as defined below), if any, as the case may be, as if the conversion rate had been increased by such number of additional shares during the related conversion reference period (and based upon the relevant daily conversion value during such conversion reference period). We will not increase the conversion rate by the number of additional shares, or otherwise deliver any increase to such amount of cash, shares of our common stock or reference property if the fundamental change does not become effective.

•	Otherwise, if the last day of the applicable conversion reference period related to the notes surrendered for conversion is on or following the third scheduled trading day preceding the anticipated effective date of the fundamental change, we will settle such conversion as described under “Payment upon Conversion — Settlement Method” above (based on the conversion rate as increased by the additional shares described above) on the later to occur of (1) the effective date of the transaction and (2) the third trading day immediately following the last day of the applicable conversion period.

Because we may not deliver the consideration due solely as a result of the increase in the conversion rate described above until after the effective date of the make-whole fundamental change, the non-cash consideration due in respect of the excess of the daily conversion value over $50, if any, may not consist of shares of our common stock as a result of the provisions described below under the caption “— Conversion Rate Adjustments — Treatment of Reference Property.” Accordingly, to the extent the daily conversion value on any trading day during the conversion reference period exceeds $50, the non-cash consideration due in respect of such excess may be paid in reference property.

Conversion Rate Adjustments

Adjustment Events.  The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes.

(1)	If we issue shares of our common stock as a dividend or distribution on shares of our common stock, which dividend or distribution consists exclusively of shares of our common stock, or subdivide or combine our outstanding common stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1

OS0

where,

CR0	=	the conversion rate in effect immediately prior to the opening of business on the ex date of such dividend or distribution, or the effective date of such share split or combination, as applicable;
CR1	=	the conversion rate in effect immediately after the opening of business on such ex date or effective date;
OS0	=	the number of shares of our common stock outstanding immediately prior to such ex date or effective date; and
OS1	=	the number of shares of our common stock outstanding immediately after the opening of business on such ex date or effective date after giving effect to such dividend, distribution, subdivision or share combination.

Any adjustment made pursuant to this clause (1) shall become effective immediately after the opening of business on the ex date for such dividend or distribution, or the effective date for such subdivision or combination. If any dividend or distribution of the type described in this clause (1) is declared but not paid or made, or the outstanding shares of common stock are not subdivided or combined, as the case may be, the conversion rate shall be immediately readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution, or to effect such subdivision or combination to the conversion rate that would then be in effect if such dividend, distribution, or subdivision or combination had not been declared or announced.

(2)	If we issue, to all or substantially all holders of our common stock, rights, warrants or options (other than pursuant to our preferred stock rights plan or any successor plan thereto) entitling them for a period of not more than 60 calendar days after the announcement of such issuance to subscribe for or purchase shares of our common stock, at a price per share or a conversion price per share less than the average of the closing sale prices of our common stock for the 10 consecutive trading days immediately preceding the date that such distribution was first publicly announced, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration):

CR1	=	CR0 x	OS0 + X

OS0 + Y

where,

CR0	=	the conversion rate in effect immediately prior to the opening of business on the ex date for such issuance;
CR1	=	the conversion rate in effect immediately after the opening of business on such ex date;
OS0	=	the number of shares of our common stock outstanding immediately prior to the opening of business on such ex date;
X	=	the total number of shares of our common stock issuable pursuant to such rights, warrants or options; and
Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the closing sale prices of our common stock for the 10 consecutive trading days immediately preceding the date that the distribution of such rights, warrants or options was first publicly announced.

The foregoing adjustment shall be successively made whenever any such rights, warrants or options are distributed and shall become effective immediately after the opening of business on the ex date for such issuance. If such rights, warrants or options are not so issued, the conversion rate will be adjusted to be the conversion rate that would then be in effect if such ex date for such issuance had not been fixed. In addition, to the extent that shares of our common stock are not delivered after the expiration of such rights, warrants or options, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights, warrants or options been made on the basis of only the number of shares of common stock actually delivered.

In determining whether any rights, warrants or options entitle the holders to subscribe for or purchase shares of common stock at less than such average of the closing sale prices, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, warrants or options and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board of directors.

(3)	If we distribute to all or substantially all holders of our common stock shares of our capital stock, evidences of indebtedness or other non-cash assets, including securities, rights or warrants, but excluding:

•	dividends or distributions and rights, warrants or options referred to in clause (1) or clause (2) above;

•	rights issued pursuant to our preferred stock rights plan or any successor plan thereto, or the detachment of such rights under the terms of any such plan;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x	SP0

SP0 − FMV

where,

CR0	=	the conversion rate in effect immediately prior to the opening of business on the ex date for such distribution;
CR1	=	the conversion rate in effect immediately after the opening of business on such ex date;
SP0	=	the average of the closing sale prices of our common stock for the 10 consecutive trading days immediately preceding the ex date for such distribution; and
FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, or property distributed with respect to each outstanding share of our common stock on the ex date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the effective date of the spin-off will be increased based on the following formula:

CR1	=	CR0 x	FMV0 + MP0

MP0

where,

CR0	=	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);
CR1	=	the conversion rate in effect immediately after the end of the valuation period;
FMV0	=	the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period after, and including, the effective date of the spin-off (the “valuation period”); and
MP0	=	the average of the closing sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the last day of the valuation period; provided that in respect of any conversion during the valuation period, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

If any dividend or distribution described in this clause (3) is not so paid or made, the conversion rate shall again be adjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4)	If we pay any dividend or make any distribution (other than in connection with a liquidation, dissolution or winding up of our company) consisting exclusively of cash to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x	SP0

SP0 - C

where,

CR0	=	the conversion rate in effect immediately prior to the opening of business on the ex date for such dividend or distribution;
CR1	=	the conversion rate in effect immediately after the opening of business on the ex date for such dividend or distribution;
SP0	=	the closing sale price of our common stock on the trading day immediately preceding the ex date for such dividend or distribution; and
C	=	the amount in cash per share we distribute to holders of our common stock.

The adjustment to the conversion rate under clause (4) will become effective immediately after the opening of business on the ex date for such dividend or distribution. If such dividend or distribution is not so paid or made, the conversion rate shall again be adjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5)	If we or any of our subsidiaries purchases shares of our common stock pursuant to a tender offer or exchange offer made at a price per share in excess of the closing sale price for one share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1	=	CR0 x	AC + (SP1 x OS1)

OS0 x SP1

where,

CR0	=	the conversion rate in effect immediately prior to the effective date of the adjustment;
CR1	=	the conversion rate in effect immediately after the effective date of the adjustment;
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;
OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;
OS1	=	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and
SP1	=	the average of the closing sale prices of our common stock over the 10 consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a share split or share combination).

As used in this section, “ex date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

To the extent that we have a preferred stock rights plan in effect upon conversion of the notes, we will be required under the indenture to provide that the holders of the notes who receive shares of common stock upon such conversion will receive rights upon conversion of the notes, unless those rights were separated from the common stock prior to conversion, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we issued rights, warrants or options to all or substantially all holders of our common stock as provided in paragraph (2) above, subject to readjustment in the event of the expiration, termination or redemption of such rights, subject to certain limited exceptions. For a description of our rights plan, see the section of this prospectus captioned, “Description of Capital Stock.”

You may, in some circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. See “Certain U.S. Federal Income Tax Considerations” below for a relevant discussion.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also increase the conversion rate to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

No adjustment in the conversion rate shall be required unless the adjustment would result in a change in the conversion rate of at least 1.0%; provided, however, that any adjustment which by reason of the foregoing is not required to be made shall be carried forward and taken into account in determining any subsequent adjustment or in connection with any conversion of notes. Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. Except as stated above, we will not adjust the conversion rate on the notes for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Treatment of Reference Property.  In the event of:

•	any reclassification of our common stock,

•	a consolidation, merger or combination involving us,

•	a sale or conveyance to another person of our property and assets as an entirety or substantially as an entirety, or

•	statutory share exchange,

in which holders of our outstanding common stock would be entitled to receive shares of stock, or other securities, property, assets or cash (or any combination thereof) for their common stock, then, at the effective time of the transaction, we, or such successor, purchasing or transferee person, as the case may be, shall execute and deliver to the trustee a supplemental indenture providing that a holder shall have the right to convert such note into the kind and amount of shares of stock, or other securities, property, assets or cash (or combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) in connection with such transaction. However, at and after the effective time of such transaction (x) the amount otherwise payable in cash upon conversion of the notes as set forth under “— Payment upon Conversion” above will continue to be payable in cash, (y) the number of shares of our common stock otherwise deliverable upon the conversion of the notes as set forth under “— Payment upon Conversion” above will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such election.

Events That Will Not Result in Adjustment.  The conversion rate will not be adjusted, among other things:

•	upon the issuance of any shares of our common stock pursuant to any existing or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase shares of our common stock pursuant to any existing or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest (including additional interest, if any).

Conversion Procedures

The right of conversion attaching to any note may be exercised (1) if such note is represented by a global note, by book-entry transfer to the conversion agent (which will initially be the trustee) through the facilities of DTC, or (2) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed conversion notice and appropriate endorsements and transfer documents if required by the conversion agent. In each case, a conversion notice must also be accompanied by the payment of any funds required to be paid in respect of accrued and unpaid interest (including additional interest, if any) and/or taxes, as described further below. Once delivered, a conversion notice will be irrevocable.

The conversion date will be the date on which the note and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date.

Except as provided in the immediately following sentence and in the next paragraph, no separate payment or adjustment will be made for accrued and unpaid interest on a converted note or for dividends or distributions on any of our common stock issued upon conversion of a note. By delivering to the holder the cash and shares, if any, of our common stock issuable upon conversion, together with a cash payment in lieu of fractional shares, if any, we will satisfy our obligation with respect to the conversion of the notes. Any accrued but unpaid interest will be deemed paid in full upon conversion, rather than cancelled, forfeited or extinguished.

If a holder converts notes after the record date for an interest payment but prior to the corresponding interest payment date, it will receive on the corresponding interest payment date the interest accrued and unpaid on those notes, notwithstanding the conversion of those notes prior to the interest payment date, assuming such holder was the holder of record on the corresponding record date. However, except as provided in the next sentence, a holder who converts notes after the record date for an interest payment but prior to the corresponding interest payment date must pay us an amount equal to the interest that has accrued and will be paid on the notes being converted on the corresponding interest payment date. Such payment is not required to be made:

•	if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if the conversion is in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date;

•	with respect to any notes converted after the record date immediately preceding the maturity date of the notes; or

•	to the extent of any overdue interest, if overdue interest exists at the time of conversion with respect to the notes being converted.

Holders of notes are not required to pay any taxes or duties relating to the issuance or delivery of our common stock upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of the holder of the note. Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

Except as set forth above under “— Adjustment to Conversion Rate upon Certain Fundamental Changes,” upon conversion of any notes, we will pay the cash and deliver the shares of common stock, if any, into which such notes are convertible no later than the third business day after the expiration of the conversion reference period.

Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the shares are received.

Optional Redemption

We may not redeem any of the notes at our option prior to June 15, 2012.

At any time on or after June 15, 2012, we will have the right, at our option, to redeem the notes in whole or in part for cash if the closing sale price of our common stock for at least 20 of the 30 consecutive trading days immediately prior to any date we give a notice of redemption is greater than 130% of the conversion price on the date of such notice. The redemption price will equal 100% of the principal amount of the notes to be redeemed, together with accrued and unpaid interest (including additional interest, if any), if any, on the principal amount of the notes redeemed, to but not including the date of redemption. However, if the redemption date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest (including additional interest, if any), if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date, and not to the holder submitting the notes for redemption, if different. We will make at least six semi-annual interest payments (including the interest payments due on December 15, 2009 and June 15, 2012) in the full amount required by the indenture before we redeem the notes at our option.

If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or a multiple of $1,000) by lot, on a pro rata basis or by any other method the trustee considers fair and appropriate. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be from the portion selected for redemption.

We are required to give notice of redemption on a date that is not less than 20 nor more than 60 calendar days before the redemption date to each holder of notes to be redeemed.

In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any note during a period of 15 days before the mailing of the redemption notice; or

•	register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

No sinking fund is provided for the notes.

Repurchase of Notes at the Option of Holders upon a Fundamental Change

In the event of a fundamental change (as defined below in this section) each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase, in whole or in part, the holder’s notes in multiples of $1,000 principal amount, at a price in cash for each $1,000 principal amount of such notes equal to 100% of the principal amount of such notes tendered, plus any accrued and unpaid interest (including any additional interest), if any, to, but excluding, the repurchase date. However, if the repurchase date is after a regular record date but on or prior to the corresponding interest payment date, the interest will be paid on the repurchase date to the holder of record on such record date. We will be required to repurchase the notes on the date specified by us that is not less than 20 nor more than 45 business days after the date we give you notice.

Within 15 business days after a fundamental change has become effective, we must mail to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the fundamental change, which notice must state, among other things:

•	the events that caused such a fundamental change;

•	the effective date of such fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the repurchase date;

•	the name and address of the paying and conversion agents;

•	the then-applicable conversion rate, and any adjustments to the conversion rate that will result from the fundamental change;

•	that notes with respect to which a repurchase notice is given by the holder may be converted only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

To exercise this right, the holder must transmit to the paying agent a written notice, and such repurchase notice must be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date. The repurchase notice must state:

•	the certificate numbers of the notes to be delivered by the holder, if applicable;

•	the portion of the principal amount of notes to be repurchased, which portion must be $1,000 or a multiple of $1,000; and

•	that such notes are being tendered for repurchase pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any repurchase notice (in whole or in part) by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the certificate numbers of the notes being withdrawn, if applicable;

•	the principal amount of notes being withdrawn; and

•	the principal amount, if any, of the notes that remain subject to a repurchase notice.

If the notes are not in certificated form, the foregoing notices from holders must comply with the applicable DTC procedures.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes upon a fundamental change.

Our obligation to pay the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such repurchase notice. We will cause the repurchase price for such note to be paid promptly following the later of the repurchase date or the time of delivery of such note.

If the paying agent holds money sufficient to pay the repurchase price of a note for which a repurchase notice has been delivered on the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

(1) any “person” or “group” (other than us, our subsidiaries or our respective employee benefit plans) files a Schedule 13D or Schedule TO, or any successor schedule, form or report under the Exchange Act, disclosing, or we otherwise become aware, that such person is or has become the “beneficial owner,” directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

(2) we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which (a) our common stock is not changed or exchanged except to the extent necessary to reflect a change in the jurisdiction of our organization or (b) the persons that “beneficially owned” directly or indirectly, the shares of our voting stock immediately prior to such transaction beneficially own, directly or indirectly, shares of voting stock representing a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person;

(3) the common stock into which the notes are then convertible ceases to be listed for trading on the NASDAQ Global Select Market, the New York Stock Exchange or another U.S. national securities exchange and is not then quoted on an established automated over-the-counter trading market in the United States; or

(4) the adoption of a plan relating to our liquidation or dissolution.

However, a fundamental change will not be deemed to have occurred if in the case of a merger or consolidation, at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation constituting the fundamental change consists of common stock or depositary receipts traded or quoted on a U.S. national securities exchange (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

For purposes of this fundamental change definition:

•	a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture;

•	“beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

•	“board of directors” means the board of directors or other governing body charged with the ultimate management of any person;

•	“capital stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; or (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person;

•	“person” and “group” shall have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision; and

•	“voting stock” means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

The term “all or substantially all” as used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure holders how a court would interpret this phrase under applicable law if holders elect to exercise their rights following the occurrence of a transaction which such holders believe constitutes a transfer of “all or substantially all” of our assets.

This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the underwriters.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including other senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

We may be unable to repurchase the notes at your option upon the occurrence of a fundamental change. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under certain circumstances, or expressly prohibit our repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes a default under that agreement. If a repurchase date occurs at a time that we are prohibited from repurchasing notes, we would be required to seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we were unable to obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Reports

The indenture governing the notes will provide that any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be delivered to the trustee within 30 days after such document or report is required to be filed with the SEC.

Events of Default

Each of the following constitutes an event of default with respect to the notes:

(1) default in the payment when due of any principal of any of the notes at maturity, upon redemption or upon exercise of a repurchase right or otherwise;

(2) default in the payment of any interest, including additional interest, if any, on any of the notes, when the interest becomes due and payable, and continuance of such default for a period of 30 days;

(3) our failure to deliver cash or cash and shares of our common stock (including any additional shares deliverable as a result of a conversion in connection with a make-whole fundamental change) when required to be delivered upon the conversion of any note;

(4) default in our obligation to provide notice of the occurrence of a fundamental change when required by the indenture;

(5) our failure to comply with any of our other agreements in the notes or the indenture (other than those referred to in clauses (1) through (4) above) for 60 days after our receipt of written notice to us of such default from the trustee or to us and the trustee of such default from holders of not less than 25% in aggregate principal amount of the notes then outstanding;

(6) our failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by us or any of our subsidiaries in excess of $30,000,000 principal amount, if such indebtedness is not discharged, or such acceleration is not annulled, by the end of a period of ten days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding; and

(7) certain events of bankruptcy, insolvency or reorganization relating to us or any of our material subsidiaries (as defined in the indenture).

If an event of default, other than an event of default described in clause (7) above with respect to us occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of, and accrued and unpaid interest, including additional interest, if any, on the notes then outstanding to be immediately due and payable. If an event of default described in clause (7) above occurs with respect to us the principal amount of and accrued and unpaid interest, including additional interest, if any, on the notes will automatically become immediately due and payable.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, after taking into account any grace period afforded by Rule 12b-25 of the Exchange Act, and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act or of the covenant described above in “— Reports,” will (i) for the first 120 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes and (ii) for the next 90 days after the expiration of such 120 day period consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.50% of the principal amount of the notes. If we so elect, such additional interest will be payable on all outstanding notes from and including the date on which such event of default first occurs to but excluding the 210th day thereafter (or such earlier date on which the event of default relating to a failure to comply with such requirements has been cured or waived). On the 210th day after such event of default (or earlier, if the event of default is cured or waived prior to such 210th day), additional interest will cease to accrue and, if the event of default has not been cured or waived, the notes will be subject to the acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. To the extent we elect to pay additional interest, it will be payable at the same time, in the same manner and to the same persons as ordinary interest. If we do not elect to pay additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay additional interest as the sole remedy during the first 210 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default occurs. Upon our failure to timely give such notice, the notes will be subject to acceleration as provided above.

At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration.

Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have provided indemnity or security reasonably satisfactory to the trustee against any loss, liability or expense to the trustee to institute such proceeding as trustee; and

•	the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any accrued and unpaid interest, including additional interest, if any, on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default other than:

•	our failure to pay principal or any accrued and unpaid interest, including additional interest, if any, on any note when due or the payment of any redemption price or repurchase price;

•	our failure to convert any note into shares of our common stock as required by the indenture; or

•	our failure to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

We are required to furnish the trustee, on an annual basis, a statement by our officers as to whether or not we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Consolidation, Merger and Sale of Assets

We may not, in a single transaction or series of related transactions, consolidate with or merge with or into any person or sell, convey, transfer or lease all or substantially all of our properties and assets to another person, unless:

•	we are the surviving person or the resulting, surviving or transferee person, if other than us, is organized and validly existing under the laws of the United States of America, any state of the United States, or the District of Columbia and assumes our obligations on the notes and under the indenture; and

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.

When such a person assumes our obligations in such circumstances, subject to certain exceptions we shall be discharged from all obligations under the notes and the indenture. Although the indenture permits these transactions, some of the transactions described above could constitute a fundamental change of Rambus and permit each holder to require us to repurchase the notes of such holder as described above under “— Repurchase of Notes at the Option of Holders upon a Fundamental Change.”

An assumption by any person of Rambus’ obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Modification and Waiver

Except as described below, we and the trustee may amend or supplement the indenture or the notes with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

(1) change the stated maturity of the principal of the notes;

(2) reduce the rate or extend the time for payment of interest, including any additional interest, if any, on any notes;

(3) reduce the principal amount of any notes;

(4) reduce any amount payable upon redemption or repurchase of any notes;

(5) impair the right of a holder to institute suit for payment of any notes;

(6) change the currency in which the principal of or redemption price or repurchase price or rate of interest, including additional interest, if any, with respect to the notes is payable;

(7) change our obligation to repurchase any notes at the option of the holder after the occurrence of a fundamental change in a manner adverse to the holders;

(8) affect the right of a holder to convert any notes into shares of our common stock or reduce the number of share of our common stock receivable upon conversion pursuant to the terms of the indenture; or

(9) subject to specified exceptions, modify certain provisions of the indenture relating to modification of the indenture or waiver under the indenture.

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of the holders to, among other things:

(1) provide for conversion rights of holders of the notes and our repurchase obligations in connection with a fundamental change, in the event of any reclassification of our common stock, merger or consolidation, or sale, conveyance, transfer or lease of our properties and assets substantially as an entirety;

(2) secure the notes;

(3) provide for the assumption of our obligations to the holders of the notes in the event of a merger or consolidation, or sale, conveyance, transfer or lease of all or substantially all of our properties and assets;

(4) surrender any right or power conferred upon us;

(5) add to our covenants for the benefit of the holders of the notes;

(6) cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture, so long as such modification or amendment does not adversely affect the interests of the holders of the notes in any material respect; provided that any such modification or amendment made solely to conform the provisions of the indenture to the description of the notes contained in this prospectus will be deemed not to adversely affect the interests of the holders of the notes;

(7) make any provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of the notes in any material respect; provided, further, that any amendment made solely to conform the provisions of the indenture to the description of the notes contained in this prospectus will be deemed not to adversely affect the interests of the holders of the notes;

(8) increase the conversion rate;

(9) comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(10) comply with the rules of any applicable securities depositary, including DTC;

(11) add guarantees of obligations under the notes; and

(12) provide for a successor trustee in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture.

The consent of the holders of notes is not necessary under the indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture, except that for the purposes of determining whether the trustee shall be protected in relying on any such consent, only notes that the trustee knows are so owned shall be so disregarded.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or conversion agent, as the case may be, after the notes have become due and payable, whether at maturity or any redemption date or repurchase date or by delivery of a notice of conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of the Notes

We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the trading price of the notes and closing sale price of our common stock, accrued interest payable on the notes, the conversion rate and conversion price and the projected payment schedule. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture. The trustee will be the paying agent, conversion agent and registrar for the notes. The trustee can be contacted at the address set forth below regarding transfer or conversion of the notes:

U.S. Bank National Association
633 West Fifth Street, 24th Floor
LM-CA-T24T
Los Angeles, CA 90071
Attn: Corporate Trust Services
(Rambus     % Convertible Senior Notes due 2014)

If the trustee becomes a creditor of the Company, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict with 90 days, apply to the SEC for permission to continue as trustee (it the indenture has been qualified under the Trust Indenture Act) or resign.

The trustee also serves as the trustee under the indenture governing the zero coupon convertible senior notes due 2010.

Computershare Investor Services, LLC is the transfer agent and registrar for our common stock.

Book-Entry Delivery and Form

We will initially issue the notes in the form of one or more global notes. The global note will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as DTC’s nominee. Except as set forth below, the global note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Holders may hold their beneficial interests in the global note directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations.

Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global note.

Owners of beneficial interests in global notes who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global note will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global note, holders will not be entitled to have the notes represented by the global note registered in their name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global note. We understand that, under existing industry practice, if an owner of a beneficial interest in the global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and any interest (including any additional interest), if any, on the notes represented by the global note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note. We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including any additional interest), if any, on the global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any paying agent or conversion agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global note for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global note owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global note is credited, and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global note or ceases to be a clearing agency and no successor to DTC is appointed within 90 days, DTC will exchange the global note for certificated securities, which it will distribute to its participants. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in certificated form in exchange for such interest if an event of default has occurred and is continuing.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value, of which 160,000 shares have been designated as Series E Participating Preferred Stock (the “Series E Preferred”).

Common Stock

As of May 31, 2009, there were 104,730,216 shares of common stock outstanding. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of common stock are entitled to:

Dividends.  The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available for the payment of dividends. There are no redemption or sinking fund provisions applicable to the common stock.

Voting.  Our bylaws provide that each stockholder has the right to one vote for each share of common stock registered in the stockholder’s name on each matter submitted to a stockholder vote. Our bylaws specify that, other than the election of directors and except as otherwise provided by our certificate of incorporation or Delaware General Corporation Law, all matters to be voted on by stockholders will be approved by a majority of the quorum then present (in person or by proxy) at a meeting. Unless otherwise provided in our certificate of incorporation and bylaws, directors are elected by a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present. Neither our certificate nor bylaws provide for cumulative voting.

Preemptive Rights, Conversion and Redemption.  The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Liquidation, Dissolution and Winding up.  Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any preferred stock.

Preferred Stock

The board of directors is authorized, without action by the stockholders, to designate and issue up to 4,840,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each Series and any qualifications, limitations or restrictions on these shares.

The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock.

The issuance of preferred stock could delay, defer or prevent a change in control of us. As of May 31, 2009 there were no shares of preferred stock outstanding and we have no current plans to issue any shares of preferred stock.

Anti-takeover Provisions

Rights Plan.  We have a preferred shares rights agreement that allows certain holders of our common stock to purchase from us one one-thousandth of a share of Series E Preferred, for each share of common held, at an exercise price of $60.00, subject to adjustment, upon the occurrence of certain events described in the rights agreement (such as a person (or group of people) acquiring 15% or more of our outstanding shares of common stock). Each share of Series E Preferred will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series E Preferred will be entitled to 1,000 times the amount paid per share of common stock plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment. Each share of Series E Preferred will have 1,000 votes, voting together with the common stock. In addition, upon exercise of the right a holder has the ability to receive that number of shares of our common stock equal to two times the exercise price. Our rights plan could delay, defer or prevent a change in control of us.

Certificate of Incorporation and Bylaws.  Our certificate of incorporation and bylaws provide the following protections:

•	our board of directors is authorized, without prior stockholder approval, to create and issue preferred stock, commonly referred to as “blank check” preferred stock, with rights senior to those of common stock;

•	our board of directors is staggered into two classes, only one of which is elected at each annual meeting;

•	stockholder action by written consent is prohibited;

•	nominations for election to our board of directors and the submission of matters to be acted upon by stockholders at a meeting are subject to advance notice requirements;

•	certain provisions in our bylaws and certificate such as notice to stockholders, the ability to call a stockholder meeting, advance notice requirements and action of stockholders by written consent may only be amended with the approval of stockholders holding 66 2/3% of our outstanding voting stock;

•	stockholders do not have the ability to call special meetings of stockholders; and

•	our board of directors is expressly authorized to make, alter or repeal our bylaws.

The provisions of our certificate of incorporation and bylaws and our preferred shares rights agreement could discourage potential acquisition proposals and could delay or prevent a change in control of us or management.

Delaware Takeover Statute.  We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

NASDAQ Global Select Market Listing

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “RMBS.” The notes will not be listed on any securities exchange.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock. The summary generally applies only to beneficial owners of the notes that purchase their notes in this offering for an amount equal to the issue price of the notes, which is the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes and common stock as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes or common stock as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code). Finally, the summary does not describe the effects of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of the notes or the common stock into which the notes may be converted that, for U.S. federal income tax purposes is (1) an individual citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of the notes or the common stock into which the notes may be converted (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including for this purpose an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.

Taxation of Interest

U.S. holders will be required to recognize as ordinary income any stated interest paid or accrued on the notes, in accordance with their regular method of tax accounting.

In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument by more than a de minimis amount, the holder will be required to include such excess in income as “original issue discount” over the term of the instrument, irrespective of the holder’s regular method of tax accounting. We believe that the notes will not be issued with original issue discount for U.S. federal income tax purposes.

We may be required to make payments of additional interest to holders of the notes if we do not make certain filings, as described under “Description of the Notes — Events of Default” above. We believe that there is only a remote possibility that we would be required to pay additional interest, or that if such additional interest were required to be paid, it would be an incidental amount, and therefore we do not intend to treat the notes as subject to the special rules governing certain contingent payment debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to a note). Our determination in this regard, while not binding on the IRS, is binding on U.S. holders unless they disclose their contrary position. If, contrary to expectations, we pay additional interest, although it is not free from doubt, such additional interest should be taxable to a U.S. holder as ordinary interest income at the time it accrues or is paid in accordance with the U.S. holder’s regular method of tax accounting. In the event we pay additional interest on the notes, U.S. holders should consult their own tax advisors regarding the treatment of such amounts.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

A U.S. holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other taxable disposition (other than conversion of a note into cash and shares of our common stock, the U.S. federal income tax consequences of which are described under “— U.S. Holders — Conversion of Notes” below). The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s tax basis in the note. The U.S. holder’s tax basis in the note will generally equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. holder on the disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Conversion of Notes

The tax consequences of the conversion of a note into cash and shares of our common stock are not entirely clear. A U.S. holder may be treated as exchanging the note for our common stock and cash in a recapitalization for U.S. federal income tax purposes. In such case, the U.S. holder would not be permitted to recognize loss, but would be required to recognize capital gain. The amount of capital gain recognized by a U.S. holder would equal the lesser of (i) the excess (if any) of (A) the amount of cash received (excluding any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest) plus the fair market value of our common stock received (treating a fractional share of our common stock as issued and received for this purpose and excluding any such common stock that is attributable to accrued and unpaid interest) upon conversion over (B) the U.S. holder’s tax basis in the converted note, and (ii) the amount of cash received upon conversion (other than any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest). Subject to the discussion under “— U.S. Holders — Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock dividend, the gain recognized by a U.S. holder upon conversion of a note will be long-term capital gain if the holder held the note for more than one year, or short-term capital gain if the holder held the note for one year or less, at the time of the conversion. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The U.S. holder’s tax basis in the common stock received (including any fractional share for which cash is paid, but excluding shares attributable to accrued and unpaid interest) generally would equal the tax basis of the converted note, decreased by the amount of cash received (other than cash in lieu of a fractional share of common stock and any cash attributable to accrued and unpaid interest), and increased by the amount of gain (if any) recognized upon conversion (other than any gain recognized as a result of cash received in lieu of a fractional share of common stock). The U.S. holder’s holding period in the common stock (other than shares attributable to accrued and unpaid interest) would include the holding period in the converted note.

Alternatively, the conversion of a note into cash and shares of our common stock may be treated as in part a payment in redemption for cash of a portion of the note and in part a conversion of a portion of the note into common stock. In such case, a U.S. holder’s aggregate tax basis in the note would be allocated between the portion of the note treated as redeemed and the portion of the note treated as converted into common stock on a pro rata basis. The U.S. holder generally would recognize capital gain or loss with respect to the portion of the note treated as redeemed equal to the difference between the amount of cash received by the U.S. holder (other than amounts attributable to accrued and unpaid interest) and the U.S. holder’s tax basis in the portion of the note treated as redeemed. See “— U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above. With respect to the portion of the note treated as converted, a U.S. holder generally would not recognize any gain or loss (except with respect to cash received in lieu of a fractional share of common stock and common stock received attributable to accrued and unpaid interest), subject to the discussion under “— U.S. Holders — Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock dividend. The tax basis allocated to the portion of the note treated as converted into common stock would be the U.S. holder’s tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest). The U.S. holder’s holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the converted note.

With respect to cash received in lieu of a fractional share of our common stock, a U.S. holder will be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, the U.S. holder generally will recognize gain or loss equal to the difference between the cash received and that portion of the holder’s tax basis in the common stock (determined as discussed above) attributable to the fractional share.

Any cash and the value of any portion of our common stock that is attributable to accrued and unpaid interest on the notes not yet included in income by a U.S. holder will be taxed as ordinary income. The basis in any shares of common stock attributable to accrued and unpaid interest will equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued and unpaid interest will begin on the day after the date of conversion.

A U.S. holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described in “Description of the Notes — Conversion of Notes — General”, should consult its own tax advisor concerning the appropriate treatment of such payment.

U.S. holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of converting their notes into cash or a combination of cash and our common stock.

If we undergo a business combination as described under “Description of the Notes — Conversion of Notes — Conversion Rate Adjustments — Treatment of Reference Property”, the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such business combination had the notes been converted into our common stock immediately prior to such business combination, except that such holders will not be entitled to receive a make whole premium unless such notes are converted in connection with the relevant fundamental change. Depending on the facts and circumstances at the time of such business combination, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes.

U.S. holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of such an adjustment upon a business combination.

Distributions

If, after a U.S. holder acquires our common stock upon a conversion of a note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), the distribution will be treated as a dividend and will be includible in a U.S. holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in its common stock, and any remaining excess will be treated as capital gain from the sale or exchange of the common stock. If the U.S. holder is a U.S. corporation, it would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. holders currently are taxed at a maximum rate of 15%, provided that certain holding period requirements are met.

Constructive Distributions

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows holders of notes to receive more shares of common stock on conversion may increase such holders’ proportionate interests in our earnings and profits or assets. In that case, the holders of notes may be treated as though they received a taxable distribution in the form of our common stock. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate holders of notes for distributions of cash or property to our stockholders. The adjustment to the conversion rate of notes converted in connection with a non-stock change of control, as described under “Description of the Notes — Conversion of Notes — Adjustment to Conversion Rate upon Certain Fundamental Changes” above, also may be treated as a taxable stock distribution. If an event occurs that dilutes the interests of stockholders and the conversion rate of the notes is not adjusted (or not adequately adjusted), this also could be treated as a taxable stock distribution to holders of the notes. Conversely, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted (or not adequately adjusted), the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to the stockholders. Not all changes in the conversion rate that result in holders of notes receiving more common stock on conversion, however, increase such holders’ proportionate interests in us. For instance, a change in conversion rate could simply prevent the dilution of the holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Any taxable constructive stock distribution resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of common stock would be treated for U.S. federal income tax purposes in the same manner as a distribution on our common stock paid in cash or other property. It would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its note or common stock (as the case may be) being increased by the amount of such dividend), with any excess treated as a tax-free return of the holder’s investment in its note or common stock (as the case may be) or as capital gain. U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividend on notes would be eligible for the current maximum 15% rate or the dividends received deduction described in the previous paragraph, as the requisite applicable holding period requirements might not be considered to be satisfied.

Sale, Exchange or Other Disposition of Common Stock

A U.S. holder generally will recognize capital gain or loss on a sale, exchange or other disposition of common stock. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s tax basis in the stock. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. holder on a sale or exchange of common stock will be long-term capital gain or loss if the holder’s holding period in the common stock is more than one year, or short-term capital gain or loss if the holder’s holding period in the common stock is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder (as defined above).

Taxation of Interest

Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the recipient’s country of residence), collected by means of withholding by the payor. Payments of interest on the notes to most non-U.S. holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below.

The portfolio interest exemption will not apply to payments of interest to a non-U.S. holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through stock ownership; or

•	is engaged in the conduct of a trade or business in the United States, if such interest payments are effectively connected with such trade or business, and, generally, if an income tax treaty applies, such interest payments also are attributable to a U.S. permanent establishment maintained by the non-U.S. holder (see the discussion under “— Non-U.S. Holders — Income or Gains Effectively Connected with a U.S. Trade or Business” below).

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

The portfolio interest exemption, reduction of the withholding rate pursuant to the terms of applicable income tax treaty and several of the special rules for non-U.S. holders described below apply only if the holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock

Non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes or common stock (other than with respect to payments attributable to accrued interest, which will be taxed as described under “— Non-U.S. Holders — Taxation of Interest” above), unless:

•	the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under “— Non-U.S. holders — Income or Gains Effectively Connected with a U.S. Trade or Business”;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act (or “FIRPTA”) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes or common stock by a non-U.S. holder if we currently are, or were at any time within five years before the sale, exchange, redemption, conversion or other disposition (or, if shorter, the non-U.S. holder’s holding period for the notes or common stock disposed of), a “U.S. real property holding corporation” (or “USRPHC”). In general, we would be a USRPHC if interests in U.S. real estate comprised at least 50% of our assets. We believe that we currently are not, and will not become in the future, a USRPHC.

Dividends

Dividends paid to a non-U.S. holder on common stock received on conversion of a note, including any taxable constructive stock dividends resulting from certain adjustments (or failures to make adjustments) to the number of shares of common stock to be issued on conversion (as described under “— U.S. Holders — Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. Withholding tax applicable to any taxable constructive stock dividends received by a non-U.S. holder may be withheld from interest on the notes, distributions on the common stock, shares of common stock or proceeds subsequently paid or credited to the non-U.S. holder. The withholding tax on dividends (including any taxable constructive stock dividends), however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder should demonstrate its eligibility for a reduced rate of withholding under an applicable income tax treaty by timely delivering a properly executed IRS Form W-8BEN or appropriate substitute form. A non-U.S. holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Dividends on the common stock that are effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business are discussed below under “— Non-U.S. Holders — Income or Gains Effectively Connected with a U.S. Trade or Business”.

Income or Gains Effectively Connected With a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or common stock by a non-U.S. holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to 30% withholding, provided that the holder claims exemption from withholding by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the non-U.S. holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which require the payor to withhold from payments subject to information reporting if the recipient has failed to provide a taxpayer identification number to the payor, furnished an incorrect identification number, or repeatedly failed to report interest or dividends on tax returns. The backup withholding rate is currently 28%.

Payments of interest or dividends to U.S. holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt payee, such as a corporation, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest and/or dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “— Non-U.S. Holders — Taxation of Interest” and “— Non-U.S. Holders — Dividends” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of dividends on our common stock or interest on the notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to non-U.S. holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of notes or common stock under the backup withholding rules generally can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated June   , 2009, we have agreed to sell to Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc., who are referred to in this prospectus as “underwriters” and who are acting as joint book-running managers, the following respective principal amounts of the notes:

Principal
Underwriter	Amount of Notes

Credit Suisse Securities (USA) LLC	$
J.P. Morgan Securities Inc.

Total	$150,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased, other than those covered by the over-allotment option described below. The obligations of the underwriters to purchase the notes depend on the satisfaction of certain conditions contained in the underwriting agreement. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

We have granted to the underwriters a 12-day option to purchase on a pro rata basis up to an additional $22,500,000 principal amount of notes at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of the notes.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus. After the initial public offering, the underwriters may change the public offering price.

The following table summarizes the compensation and estimated expenses that we will pay.

	Per Note		Total
	Without	With	Without	With
	Over-Allotment	Over-Allotment	Over-Allotment	Over-Allotment

Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes; however, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any U.S. dollar-denominated debt securities issued or guaranteed by the Company and having a maturity of more than one year from the date of issue, or any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, including notes or warrants or other rights to purchase shares of common stock, or publicly disclose our intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the underwriters for a period of 60 days after the date of this prospectus; provided that such restriction shall not apply to: (i) the notes; (ii) shares of our common stock issued upon conversion of the notes or upon the exercise or conversion of options, warrants or convertible securities, in each case outstanding on the date of the underwriting agreement; (iii) employee stock options granted and shares of common stock issued under plans existing on the date of the underwriting agreement; (iv) the filing of any registration statement on Form S-8 to register shares of common stock reserved for issuance under our equity compensation plans; (v) the issuance of shares of common stock which we may issue or agree to issue in connection with the acquisition of one or more businesses, products or technologies (whether by means of merger, stock purchase or asset purchase); provided that we will not issue or agree to issue any shares of common stock in connection with such an acquisition during the 30 days after the date of the underwriting agreement; provided, further, that the aggregate number of shares of common stock that we may issue or agree to issue in connection with such an acquisition during the period from the 31st to the 60th day after the date of this prospectus may not exceed 1,000,000 shares or (vi) any existing obligations as may be required by the Amended and Restated Information and Registration Rights Agreement, dated January 7, 1997, between us and the parties indicated therein or the Registration Rights Agreement dated February 1, 2005, among us, Credit Suisse First Boston LLC and Deutsche Bank Securities Inc.

Our executive officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge, or disposition, or to enter into any transaction, swap, hedge or other arrangement, or make any demand for or exercise any right with respect to, the registration of any of our common stock or any security convertible into or exercisable or exchangeable for our common stock, without, in each case, the prior written consent of the representatives. Any of our common stock received by any of our executive officers and directors upon exercise of options or vesting of restricted stock units granted to such executive officer or director also will be subject to the foregoing agreement; provided that, notwithstanding the foregoing, from the 31st day through the 60th day following the date of this prospectus, each executive officer and director, individually, may (1) together with all other executive officers and directors subject to such an agreement, offer, sell or otherwise dispose of up to an aggregate of 50,000 shares of our common stock issued upon the exercise of options that will expire prior to December 31, 2009, (2) together with all other executive officers and directors subject to such an agreement, offer, sell or otherwise dispose of up to an aggregate of 125,000 shares of our common stock that is issued upon the vesting of restricted stock units during the 60-day period following the date of this prospectus and (3) offer, sell or otherwise dispose of shares of our common stock to us upon a vesting event to pay required withholding taxes. Offers, sales or other dispositions of our common stock pursuant to a written plan (a “plan”) for trading securities in effect on the date hereof will not be subject to the foregoing agreement if such plan was established pursuant to and in accordance with Rule 10b5-1(c) under the Exchange Act and is not amended or modified during the 60-day period following the date of this prospectus. A transfer of our common stock as a bona fide gift or to a family member or trust may be made, provided the donee or transferee, as applicable, agrees to be bound in writing by the terms of the foregoing agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the 60th day following the date of this prospectus). A transfer of our common stock by will or intestate succession to the immediate family of one of the company’s executive officers or directors shall not be subject to the foregoing agreement.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

The underwriters and their affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking and investment banking services for us in the ordinary course of business, for which they received or will receive customary fees.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and passive market making in accordance with Regulation M under the Exchange Act, including:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriters of the notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the principal amount of the notes over-allotted by the underwriters is not greater than the principal amount of the notes, that they may purchase in the over-allotment option. In a naked short position, the principal amount of the notes involved is greater than the principal amount of the notes in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing the notes shares in the open market.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the notes to close out the short position, the underwriters will consider, among other things, the price of the notes available for purchase in the open market as compared to the price at which they may purchase the notes through the over-allotment option. If the underwriters sell more notes than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying the notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

•	In passive market making, market makers in the notes who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the notes until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate securities to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

SELLING RESTRICTIONS

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(b) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

By purchasing notes in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the notes to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus supplement contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the issuance of the notes offered hereby will be passed upon for us by the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. The underwriters are represented by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

The financial statements incorporated in this prospectus by reference to Rambus Inc.’s Current Report on Form 8-K dated June 22, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Rambus Inc. for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference in this prospectus from the date we file the document containing such information. Except to the extent furnished and not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the SEC rules, we incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus until the completion of the offering to which this prospectus relates or the termination of this offering.

The documents we incorporate by reference into this prospectus are:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, including portions of our Proxy Statement for our 2008 Annual Meeting of Stockholders held on April 30, 2009 to the extent specifically incorporated by reference into such Form 10-K;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2009;

•	our Current Reports on Form 8-K, filed with the SEC on January 9, February 4, February 23, February 24, March 10, March 11, April 28, May 4, May 14, May 27, June 12 (two reports) and June 22, 2009; and

•	the description of our common stock, $0.001 par value per share, contained in the Registration Statement on Form 8-A (file no. 000-22339) declared effective by the SEC on April 2, 1997, including any amendments or reports filed for the purpose of updating that description.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings (excluding exhibits, unless specifically incorporated by reference), at no cost, by writing or calling us at the following address or telephone number:

Investor Relations
Rambus Inc.
4440 El Camino Real
Los Altos, California 94022
(650) 947-5000

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We therefore file periodic reports, current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operations of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.

Our Internet address is www.rambus.com. We make available, free of charge, through our website copies of our recent filings with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Information contained on our website is not incorporated by reference to this prospectus.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “RMBS” and you may inspect reports and other information concerning us at the offices of the NASDAQ Global Select Market, One Liberty Plaza, 165 Broadway, New York, New York 10006.

We have filed a registration statement on Form S-3 regarding this offering with the SEC under the Securities Act of 1933. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement, certain items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. You should refer to the registration statement and its exhibits to read that information. Statements made in this prospectus as to the content of any contract, agreement or other document are not necessarily complete and you should refer to the contracts, agreements and other documents attached exhibits to the registration statement for a more complete description of the agreements, contracts and other documents.

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the registrant in connection with the offerings described in this registration statement, other than underwriting discounts and commissions. In addition to the costs and expenses set forth below, the registrant will pay any selling commissions and brokerage fees and any applicable taxes, fees and disbursements with respect to securities registered hereby sold by the registrant. The registrant is deferring payment of the registration fee in reliance on Rule 456(b) and Rule 457(r) under the Securities Act of 1933. All of the amounts shown, other than the registration fee, are estimates.

Securities and Exchange Commission registration and other listing fees	$—	*
Trustee’s and transfer agent’s fees and expenses	100,000
Legal fees and expenses (including Blue Sky fees)	250,000
Accounting fees and expenses	150,000
Printing and engraving expenses	50,000
Miscellaneous expenses	50,000

Total	$—	*

*	Omitted because the registration fee is being deferred in accordance with Rule 456(b).

Item 15.	Indemnification of Directors and Officers

Our certificate of incorporation and bylaws provide for the indemnification of present and former directors, officers, employees and agents of ours and persons serving as directors, employees or agents of another corporation or entity at our request to the fullest extent permitted by the Delaware General Corporation Law. In addition, we enter into indemnification agreements with each of our directors and executive officers pursuant to which such persons are indemnified for costs and expenses actually and reasonably incurred by such persons in connection with a threatened, pending or completed claim arising out of service as a director, officer, employee, trustee and/or agent of ours or another entity at our request. We maintain an insurance policy insuring our directors and officers against liability for certain acts and omissions while acting in their official capacities.

Item 16.	Exhibits

Exhibit
Number		Description of Exhibit

1.1		Form of Underwriting Agreement.
3.1		Amended and Restated Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on December 15, 1997).
3.2		Certificate of Amendment of Amended and Restated Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on May 4, 2001).
3.3		Amended and Restated Bylaws of Registrant (incorporated herein by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q filed on August 4, 2008).
4.1		Form of Convertible Senior Note Indenture.
4.2		Form of Convertible Senior Debt Security (included in Exhibit 4.1).
4.3		Amended and Restated Information and Registration Rights Agreement, dated as of January 7, 1997, between Registrant and the parties indicated therein (incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (file no. 333-22885) filed on March 6, 1997).
4	.4.1	Amended and Restated Preferred Stock Rights Agreement, dated as of July 31, 2000, between Registrant and Fleet National Bank (incorporated herein by reference to Exhibit 4.3.1 to the Company’s Registration Statement on Form 8-A12G/A filed on August 3, 2000).
4	.4.2	First Amendment to the Amended and Restated Preferred Stock Rights Agreement, dated as of April 23, 2003, between Registrant and Equiserve Trust Company, N.A., as successor to Fleet National Bank (incorporated herein by reference to Exhibit 4.3.2 to the Company’s Registration Statement on Form 8-A12G/A filed on August 5, 2003).
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
12.1		Computation of ratio of earnings to fixed charges.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in the opinion filed as Exhibit 5.1 to this registration statement).
24.1		Power of Attorney (see page II-6 of this registration statement).
25.1		Form T-1 Statement of Eligibility of Trustee for Convertible Senior Note Indenture under the Trust Indenture Act of 1939.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to the effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to be the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities, (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) File an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Altos, State of California, on the 22nd day of June, 2009.

RAMBUS INC.

By:	/s/ Satish Rishi
Satish Rishi
Senior Vice President, Finance and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Satish Rishi as his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harold Hughes Harold Hughes	Chief Executive Officer, President and Director (Principal Executive Officer)	June 22, 2009

/s/ Satish Rishi Satish Rishi	Senior Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	June 22, 2009

/s/ Bruce Dunlevie Bruce Dunlevie	Chairman of the Board of Directors	June 22, 2009

/s/ J. Thomas Bentley J. Thomas Bentley	Director	June 22, 2009

/s/ Sunlin Chou Sunlin Chou	Director	June 22, 2009

/s/ P. Michael Farmwald P. Michael Farmwald	Director	June 22, 2009

/s/ Penelope Herscher Penelope Herscher	Director	June 22, 2009

/s/ Mark Horowitz Mark Horowitz	Director	June 22, 2009

/s/ David Shrigley David Shrigley	Director	June 22, 2009

/s/ Abraham D. Sofaer Abraham D. Sofaer	Director	June 22, 2009

/s/ Eric Stang Eric Stang	Director	June 22, 2009

INDEX TO EXHIBITS

Exhibit
Number		Description of Exhibit

1.1		Form of Underwriting Agreement.
3.1		Amended and Restated Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on December 15, 1997).
3.2		Certificate of Amendment of Amended and Restated Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on May 4, 2001).
3.3		Amended and Restated Bylaws of Registrant (incorporated herein by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q filed on August 4, 2008).
4.1		Form of Convertible Senior Note Indenture.
4.2		Form of Convertible Senior Debt Security (included in Exhibit 4.1).
4.3		Amended and Restated Information and Registration Rights Agreement, dated as of January 7, 1997, between Registrant and the parties indicated therein (incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (file no. 333-22885) filed on March 6, 1997).
4	.4.1	Amended and Restated Preferred Stock Rights Agreement, dated as of July 31, 2000, between Registrant and Fleet National Bank (incorporated herein by reference to Exhibit 4.3.1 to the Company’s Registration Statement on Form 8-A12G/A filed on August 3, 2000).
4	.4.2	First Amendment to the Amended and Restated Preferred Stock Rights Agreement, dated as of April 23, 2003, between Registrant and Equiserve Trust Company, N.A., as successor to Fleet National Bank (incorporated herein by reference to Exhibit 4.3.2 to the Company’s Registration Statement on Form 8-A12G/A filed on August 5, 2003).
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
12.1		Computation of ratio of earnings to fixed charges.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in the opinion filed as Exhibit 5.1 to this registration statement).
24.1		Power of Attorney (see page II-6 of this registration statement).
25.1		Form T-1 Statement of Eligibility of Trustee for Convertible Senior Note Indenture under the Trust Indenture Act of 1939.